Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of December 9, 2022 (the “Effective Date”) by and between Novartis Pharma AG (“Novartis”), a corporation organized and existing under the laws of Switzerland, and Erasca, Inc., a corporation incorporated under the laws of the State of Delaware (“Erasca”). Erasca and Novartis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Novartis and its Affiliates (as defined below) have conducted clinical trials of, and Control (as defined below) certain rights to patents and other intellectual property related to, a compound known as naporafenib (LXH254) for the treatment of cancer;

WHEREAS, Novartis and its Affiliates have conducted clinical trials of, and Control (as defined below) certain rights to, patents and other intellectual property relating to other Novartis Proprietary Compounds (defined below), some of which have the potential to be used as concomitant or sequential treatments with naporafenib (LXH254) for the treatment of cancer; and

WHEREAS, Erasca desires to license the intellectual property rights associated with naporafenib (LXH254) from Novartis to Develop and Commercialize (as defined below) the Licensed Compound and Licensed Products (as defined below), and Novartis desires to grant such license to Erasca, in accordance with the terms and conditions of this Agreement, and for the avoidance of doubt, Novartis does not grant to Erasca under this Agreement any right to any Novartis Proprietary Compound other than as may be required by Law to label and promote the Licensed Compound or Licensed Products as concomitant or sequential treatments with such Novartis Proprietary Compounds.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1.

DEFINITIONS

All references to particular Exhibits, Articles, or Sections shall mean the Exhibits to, and Articles and Sections of this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1
“Abandoned Category A Patent Right” has the meaning set forth in Section 4.6.

1.2
“Abandoned Category B Patent Right” has the meaning set forth in Section 4.9.
1.3
“Accounting Standards” means International Financial Reporting Standards (IFRS) with respect to Novartis, and U.S. Generally Accepted Accounting Principles (GAAP), with respect to Erasca, and GAAP or IFRS, as applicable, with respect to any Affiliate or Sublicensee, in each case, as generally and consistently applied through such entity’s organization.
1.4
“Active MTAs” means each of the material transfer agreements entered into between Novartis or its Affiliate and a Third Party set forth on Exhibit A.
1.5
“Affiliate” means, with respect to a particular entity or Person, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will mean, direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
1.6
“Agreement” has the meaning set forth in the Preamble.
1.7
“Alliance Manager” has the meaning set forth in Section 5.6.
1.8
“Anti-Corruption Laws” means Laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.9
“Blocking Patents” means any Patent Rights that Novartis or its Affiliates Control as of the Effective Date that Cover (i) compositions comprising, (ii) methods of manufacture of, or (iii) uses of, the Licensed Compound and/or Licensed Products, and in each case that are not otherwise included in the Category A Licensed Patents, Category B Licensed Patents, Ongoing Clinical Trial Patents, or Other Inventions Patents.
1.10
“Calendar Quarter” means any period of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.
1.11
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12
“Category A Licensed Patents” means the Patent Rights set forth on Exhibit D - Part 1.
1.13
“Category B Licensed Patents” means the Patent Rights set forth on Exhibit D - Part 2.
1.14
“cGMP” means all then-current and phase-appropriate applicable standards relating to current good manufacturing practices for fine chemicals, intermediates, bulk Licensed Products or finished pharmaceutical drugs, including: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, 21 C.F.R. §§ 210 and 211, (b) all applicable requirements detailed in European Directive 2003/94/EC and Eudralex 4, and (c) all applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical drug Licensed Product, as applicable.
1.15
“Claims” “means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses of any nature whatsoever in connection therewith.
1.16
“Clinical Trial” means a clinical trial in humans as described in 21 C.F.R. § 312.21, as amended from time to time, or any foreign counterpart thereof.
1.17
“CMC” means chemistry, manufacturing and controls.
1.18
“Combination Therapies” means a Licensed Product that either (i) includes a Licensed Compound and at least one (1) Other Active Ingredient or (ii) is indicated for use together with at least one (1) Other Active Ingredient.
1.19
“Commercialize” means to market, promote, distribute, import, export, offer to sell, and/or sell Licensed Products (including manufacture of the Licensed Compounds and/or Licensed Products for commercial use), as well as conducting all associated post-launch regulatory activities, including medical affairs oversight, and “Commercialization” means Commercialization activities relating to Licensed Products.
1.20
“Commercially Reasonable Efforts” means such reasonable, diligent and good faith efforts and resources as are commensurate with those commonly used in the pharmaceutical industry by a similarly situated company engaged in the development or commercialization of pharmaceutical products at a similar stage of development or commercialization, in each case taking into account issues such as safety and efficacy, product profile, the actual or anticipated labeling, the then-current competitive environment for such product, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost, the actual or projected profitability of such product, the likely timing of such product’s entry into the market, and the regulatory environment and status of such product.
1.21
“Commercial Milestone Events” has the meaning set forth in Section 3.4.

1.22
“Commercial Milestone Payments” has the meaning set forth in Section 3.4.
1.23
“Confidential Information” has the meaning set forth in Section 8.1.
1.24
“Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to transfer or to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor (unless the relevant other Party agrees in writing to pay all such consideration), in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.
1.25
“Cover” or “Covered” by a Patent Right means that a Valid Claim (absent a license thereunder or ownership thereof) of such Patent Right would be infringed by the Exploitation of a Licensed Product; if a Valid Claim is a pending claim, then such pending claim shall be treated as if it were issued for the purposes of determining infringement at the time coverage is assessed.
1.26
“CTA” means a Clinical Trial Application in the countries that are officially recognized as member states of the European Union.
1.27
“CTN” means a Clinical Trial Notification submitted to the Japanese Ministry of Health, Labor and Welfare prior to the initiation of a Clinical Trial in Japan.
1.28
“Data Controller” means the natural or legal person which, alone or jointly with others determines the purposes and means of the Processing of Personal Data.
1.29
“Data Protection Laws” means all applicable Laws, rules and regulations, including the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, the California Consumer Privacy Act of 2018 (to the extent applicable), and any supranational or national legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time, including, to the extent applicable, European Data Protection Laws.
1.30
“Data Subject” has the meaning set forth in Section1.95.
1.31
“Data Subject Request” means any communication addressed to one or both Parties under this Agreement made by a Data Subject exercising one or several of his/her data protection rights under applicable Data Protection Laws.
1.32
“Defending Party” has the meaning set forth in Section 4.12.

1.33
“Develop”, “Developed” or “Development” means drug development activities, including, without limitation, manufacture of the Licensed Compounds and/or Licensed Products for pre- and non-clinical research and clinical trials, test method development and stability testing, assay development and audit development, manufacturing development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of Regulatory Filings as necessary to obtain Regulatory Approval to market and/or sell a Licensed Product.
1.34
“Disclosing Party” has the meaning set forth in Section 8.1.1.
1.35
“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.
1.36
“Drug Approval Application” means any (a) new drug application, supplemental new drug application or other marketing authorization application, in each case submitted to the FDA, including any amendments thereto, or (b) comparable applications filed in or for countries or jurisdictions outside of the United States, in each of (a) and (b) to obtain Regulatory Approval to Commercialize a Licensed Product in that country or jurisdiction.
1.37
“Effective Date” has the meaning set forth in the Preamble.
1.38
“EMA” means the European Medicines Agency or any successor entity thereto.
1.39
“Enforcing Party” means the Party initiating or defending any such enforcement action made pursuant to Section 4.11.
1.40
“Erasca” has the meaning set forth in the Preamble.
1.41
“Erasca Disclosure Schedules” has the meaning set forth in Section 6.1.
1.42
“Erasca Indemnitees” has the meaning set forth in Section 7.2.
1.43
“Erasca Responsible Patents” has the meaning set forth in Section 4.5.
1.44
“Erasca Sole Inventions” has the meaning set forth in Section 4.2.
1.45
“European Data Protection Laws” means the General Data Protection Regulation 2016/679 (the “GDPR”), the e-Privacy Directive 2002/58/EC, the Privacy and Electronic Communications Regulations 2003, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (together with the DPA, the “UK GDPR”), and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.46
“European Union” or “EU” means the European Union member states as of the Effective Date.
1.47
“Executive Officer” means the Chief Executive Officer of Erasca or his/her designee and the Global Head, BD&L, Novartis Institutes for BioMedical Research or his/her designee.
1.48
“Exploit” means to research, Develop, make, have made, use, offer for sale, sell, import, export, transfer possession of or title in or otherwise Commercialize or exploit a compound or product and “Exploitation” shall be construed accordingly.
1.49
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.50
“FDCA” means the Federal Food Drug and Cosmetic Act, as amended from time to time.
1.51
“Field” means any and all fields of use.
1.52
“First Commercial Sale” means the first sale of a Licensed Product by Erasca or an Affiliate or a Sublicensee to a Third Party in a country following Regulatory Approval for the sale of such Licensed Product in that country. Sales or transfers of reasonable quantities of a Licensed Product for research or Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.
1.53
“Force Majeure Event” shall have the meaning set forth in Section 10.15.
1.54
“Generic Product” means, with respect to a Licensed Product, any pharmaceutical product that: (a) is sold by a Third Party other than a Party or its Affiliates or Sublicensees, which Third Party did not purchase such product in a chain of distribution that included such Party or its Affiliate or Sublicensee as intentional participants, (b) contains the same or a bioequivalent compound to a Licensed Product, and (c) whose Drug Approval Application is approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product, including any pharmaceutical or biologic product authorized for sale: (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(b)(2) or 355(j), respectively), or pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), (b) in the EU pursuant to a provision of Articles 10, 10a, or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions.
1.55
“GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidance, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline.
1.56
“GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to good laboratory practices prescribed in the European Union, by the OECD (Organization for Economic Cooperation and Development Council) and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline.
1.57
“Governmental Authority” means any court, tribunal, agency, commission, department, ministry, official, authority, or other instrumentality of any national, federal, state, county, provincial, local, municipal, city or other political subdivision thereof or of any multinational governmental body, or any council, court, or other tribunal entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.
1.58
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
1.59
“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings (other than any CTA) outside of the U.S. required to commence Clinical Trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.
1.60
“Indication” means a specific disease, disorder or condition which is recognized by the applicable Regulatory Authority in a given country or jurisdiction as a disease, disorder or condition. For the avoidance of doubt, all variants of a single disease, disorder or condition (whether classified by severity, patient age population, or otherwise) will be treated as the same Indication, except that different types of cancer, as defined by site or cancer cell origin by the applicable Regulatory Authority, will be treated as different Indications, to the extent that they are recognized as such by applicable Regulatory Authorities. For further clarity: (a) any and all uses of the Licensed Product to treat solid tumors with [***] mutations for a tissue agnostic indication will be, collectively, a single and distinct Indication; and (b) any and all uses of the Licensed Product to treat melanoma with [***] mutations for [***] indication will be, collectively, a single and distinct Indication.
1.61
“Indirect Taxes” has the meaning set forth in Section 3.12.2.

1.62
“Initiation” means, with respect to a Clinical Trial, the first dosing in the first subject in such Clinical Trial. “Initiated” shall have a corresponding meaning
1.63
“Inventions” has the meaning set forth in Section 4.1.
1.64
“Insolvency Event” means:

(a) Erasca ceases to function as a going concern by suspending or discontinuing its business;

(b) Erasca is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Erasca (except for involuntary bankruptcy proceedings that are dismissed within 90 days);

(c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for Erasca; or

(d) Erasca makes any general assignment for the benefit of all of its creditors.

1.65
“Issuance Price” shall mean $6.50 per share.
1.66
“Joint Inventions” has the meaning set forth in Section 4.3.1.
1.67
“Know-How” means proprietary or confidential technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable or related to the Licensed Compounds and/or Licensed Product or to its or their manufacture, Regulatory Approval, Development, or Commercialization, or methods of assaying, using or testing the Licensed Compounds or Licensed Products, compositions incorporating or comprising the Licensed Compound or Licensed Products, formulation of any Licensed Product, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, polymorphs, biomarkers, formulations, patient selection methods, dosages, methods of use, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof. For the avoidance of doubt, Know-How will not include any proprietary or confidential technical information, know-how or data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise or other technology that are related to Novartis Proprietary Compounds and that are not related to Licensed Compounds and/or Licensed Products.
1.68
“Law” means applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any stock exchange or securities commission having authority over a Party and any applicable rules, regulations, guidances, or other requirements of any Regulatory Authority that may be in effect from time to time, including cGMP, GCP, and GLP.
1.69
“Licensed Compound” means Novartis’ compound known as naporafenib (LXH254), having the chemical structure set forth on Exhibit B, and any pharmacologically and/or therapeutically active derivatives or forms thereof, including polymorphs, salts, esters, free acid forms, free base forms, prodrug forms, solvates, and isotopically enriched or depleted forms thereof.
1.70
“Licensed Know-How” means the Know-How Controlled by Novartis relating to the Licensed Compound, including Know-How relating to the combination of the Licensed Compound with Other Active Ingredients to the extent such Know-How is reasonably necessary or useful for the Development and Commercialization of the Licensed Compound and Licensed Products, but, for the avoidance of doubt, not including information solely concerning such Other Active Ingredients (e.g., CMC solely relating to Other Active Ingredients or Novartis Proprietary Compounds) or information concerning such Other Active Ingredients other than in combination with the Licensed Compound. An index of the Licensed Know-How to be delivered to Erasca is set forth on Exhibit C. [***].
1.71
“Licensed Patents” means the Category A Licensed Patents and the Category B Licensed Patents.
1.72
“Licensed Product” means any product comprising or containing the Licensed Compound, in all presentations, formulations and dosages.
1.73
“Licensed Technology” means the Licensed Patents and the Licensed Know-How.
1.74
“Major European Countries” means France, Germany, Italy, Spain, and the United Kingdom.
1.75
“Marketing Approval” means all Regulatory Approvals granted by a Regulatory Authority or other regulatory agency in a country or region, necessary for the manufacture, use, storage, import, marketing, distribution and sale of a Licensed Product in such country or region.
1.76
“Materials” means the items and materials identified on Exhibit F.
1.77
“Meeting Hours” means meeting duration hours spent by Novartis employees in direct interaction with Erasca in face-to-face meetings or teleconferences to answer questions related to transferred data and information pursuant to Section 5.4, [***] Section 5.4.
1.78
“MNPI” has the meaning set forth in Section 5.3.
1.79
“Net Sales” means the net sales recorded by Erasca or any of its Affiliates or Sublicensees (the “Selling Parties”) for any Licensed Product sold to Third Parties other than Sublicensees as determined in accordance with the Selling Party’s Accounting Standards as consistently applied. The deductions booked on an accrual basis by the Selling Parties under its Accounting Standards to calculate the recorded net sales from gross sales include the following:

[***]

With respect to the calculation of Net Sales: (1) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party; (2) Net Sales between or among the Selling Parties shall be disregarded for purposes of calculating Net Sales; (3) if a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time the revenue recognition criteria under the relevant Accounting Standards are met; and (4) in the event that the Licensed Product is sold in a Combination Product (defined below), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average Net Sale price in the relevant country of the Licensed Product containing the Licensed Compound as the sole active ingredient in finished form, and B is the weighted average Net Sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average Net Sale price when sold separately referred to above, if these are available for different dosages from the dosages of Licensed Compound and other active ingredient components that are included in the Combination Product, then Erasca (or its Affiliate or Sublicensee, as applicable) shall be entitled to make a proportional adjustment to such prices in calculating the Net Sales of the Combination Product. If the weighted average Net Sale price cannot be determined for the Licensed Product or other product(s) containing the single Licensed Compound or component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed). For the purpose of this definition, a “Combination Product” means a Combination Therapy in which Licensed Product is sold in a finished, fixed dose form containing the Licensed Compound in combination with one or more Other Active Ingredients.

1.80
“Novartis” has the meaning set forth in the Preamble.
1.81
“Novartis Disclosure Schedules” has the meaning set forth in Section 6.1
1.82
“Novartis Indemnified Parties” has the meaning set forth in Section 7.1.
1.83
“Novartis Proprietary Compounds” means compounds, other than the Licensed Compound, that are (as of the Effective Date) or become (after the Effective Date) Controlled by Novartis, including, for clarity, such compounds even if used in Combination Therapies.
1.84
“Novartis Responsible Patents” has the meaning set forth in Section 4.8.
1.85
“Novartis Sole Inventions” has the meaning set forth in Section 4.2.
1.86
“Ongoing Clinical Trial Inventions” has the meaning set forth in Section 4.3.1.

1.87
“Ongoing Clinical Trial Patents” means any Patent Rights that include claims to Ongoing Clinical Trial Inventions.
1.88
“Ongoing Clinical Trials” means the clinical trials being conducted as of the Effective Date pursuant to the clinical protocols identified as such on Part 2 of Exhibit E.
1.89
“Other Active Ingredient” means a clinically active material(s) that provides pharmacological activity in a pharmaceutical product (excluding, for the avoidance of doubt, formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies) other than a Licensed Compound.
1.90
“Other Inventions” has the meaning set forth in Section 4.1.
1.91
“Other Inventions Patents” means any Patent Rights that include claims to Other Inventions.
1.92
“Party” has the meaning set forth in the Preamble.
1.93
“Patent Rights” means the rights and interests in and to U.S. and foreign (a) patents, including, without limitation, certificates of invention, registrations, reissues, extensions, substitutions, confirmations, renewals, re-registrations, re-examinations, revalidations, patents of additions or like filing thereof; and (b) patent applications, including, without limitation, provisional, converted provisional, non-provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof, any patents issuing therefrom, and any substitution, extension, registration, confirmation, reissue, re-examination, renewal or like filing thereof.
1.94
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.95
“Personal Data” shall mean any information relating to an identified or identifiable natural person (“Data Subject”); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person.
1.96
“Pharmacovigilance Agreements” has the meaning set forth in Section 5.4.
1.97
“Pre-Launch Level” has the meaning set forth in Section 3.6.
1.98
“Process”, “Processed” or “Processing” shall mean any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
1.99
“Receiving Party” has the meaning set forth in Section 8.1.1.
1.100
“Regulatory Approval” means approval of a Drug Approval Application by the FDA, or approval of a Drug Approval Application or a comparable document filed with an equivalent health regulatory authority in any other country or in the European Union (using the centralized procedure, decentralized procedure, or mutual recognition or member state national authorization), including, where applicable, pricing or reimbursement approval if required in order to Exploit the Licensed Product in the relevant jurisdiction.
1.101
“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Regulatory Approval or Marketing Approval for a Licensed Product, including the FDA, EMA, and any corresponding national or regional regulatory authorities.
1.102
“Regulatory Exclusivity” means, with respect to a Licensed Product, any exclusive marketing rights or data exclusivity rights conferred by an applicable Regulatory Authority with respect to such Licensed Product (including any such rights that would satisfy the requirements of Sections 505(b)(1) or 505(b)(2) of the FDCA or its non-U.S. equivalents) other than a Patent Right.
1.103
“Regulatory Filing” means any and all submissions, non-administrative correspondence, notifications, registrations, licenses, authorizations, including marketing authorization, applications and other filings with any Governmental Authority with respect to the research, clinical investigation, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a compound or product, including all CTAs, INDs, and amendments thereto, investigator brochures, New Drug Applications (NDAs) or Marketing Authorization Applications (MAAs), correspondence with regulatory agencies, periodic safety update reports, Adverse Event/Serious Adverse Event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include clinical data).
1.104
“Regulatory Milestone Events” has the meaning set forth in Section 3.3.
1.105
“Regulatory Milestone Payments” has the meaning set forth in Section 3.3.
1.106
“Relevant Novartis Associates” means the employees or agents of Novartis and its Affiliates having responsibility for the relevant matter in the ordinary conduct of their activities.
1.107
“Responsible Person” shall mean the person defined in Articles 5, 10, 14 and 15 of the Medicinal Products Licensing Ordinance of Switzerland.
1.108
“Right of Reference” means with regard to a Party, a grant of rights (including to or through another Person) that allows the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Filings (and any data contained therein) filed with such Regulatory Authority by or on behalf of the other Party (or its Affiliate) with respect to a compound Controlled by the other Party.
1.109
“Royalty Payment” has the meaning set forth in Section 3.8.1.
1.110
“Royalty Report” has the meaning set forth in Section 3.8.
1.111
“Royalty Term” has the meaning set forth in Section 3.7.
1.112
“Security Incident Affecting Personal Data” means any actual or reasonably suspected breach of security leading to the accidental, unlawful or unauthorized loss, destruction, alteration, access, use, disclosure of, damage or corruption to Personal Data Processed under this Agreement.
1.113
“Selling Party” has the meaning set forth in the definition of “Net Sales.”
1.114
“Sole Inventions” has the meaning set forth in Section 4.2.
1.115
“Standard Contractual Clauses” means the standard contractual clauses in the format set forth in Exhibit I hereto.
1.116
“Sublicensee(s)” means any Person other than an Affiliate of Erasca to whom Erasca has granted a sublicense under Licensed Technology.
1.117
“Term” has the meaning set forth in Section 9.1.
1.118
“Territory” means the entire world.
1.119
“Third Party” means a Person other than (a) Novartis or any of its Affiliates, and (b) Erasca or any of its Affiliates.
1.120
“Transaction Documents” has the meaning set forth in Section 10.1.
1.121
“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.122
“Valid Claim” means a claim of any issued and unexpired patent, or any patent application within the Licensed Patents that has not been pending for more than [***] from its earliest priority date, which has not been (a) revoked or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction (and which decision can no longer be appealed or was not appealed within the time allowed), or (b) held to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Article 2.

LICENSE GRANT
Section 2.1
License Grant. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Erasca:
a)
an exclusive (even as to Novartis), royalty-bearing, sublicensable (but only in accordance with Section 2.2), license under the Licensed Technology to Exploit the Licensed Compound and Licensed Products in the Field in the Territory; and
b)
a non-exclusive, royalty-free, sublicensable (but only in accordance with Section 2.2), license under the Blocking Patents to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.

[***]. For clarity, (a) Novartis has not granted Erasca, its Affiliates, or their Sublicensees a license under the Licensed Technology or Blocking Patents to make, use, sell, or offer to sell any Novartis Proprietary Compound, including any Novartis Proprietary Compound that may be included in a Combination Therapy; and (b) Novartis’ grant of rights to Licensed Technology associated with Novartis Proprietary Compounds only allows Erasca, its Affiliates, and their Sublicensees to label a Licensed Product for therapeutic use in combination with the relevant Novartis Proprietary Compound as concomitant or sequential treatments and promote such use, and this license does not grant Erasca, its Affiliates, or their Sublicensees the right to make, use, sell, or offer to sell any Novartis Proprietary Compound or pharmaceutical product containing any Novartis Proprietary Compound, or to use any Novartis trademark, except to the extent required by applicable Law or to be disclosed to any Governmental Authority. Any promotional materials for any Novartis Proprietary Compound (e.g., as a concomitant or sequential treatment with the Licensed Compound and/or Licensed Products) will be subject to Novartis’ consent and approval, which will not be unreasonably withheld, delayed or conditioned. Except to the extent required by applicable Law or to be disclosed to any Governmental Authority, any other use of a Novartis trademark will be subject to the negotiation and execution of a separate trademark license or similar agreement, on mutually acceptable terms, prior to such trademark use.

Section 2.2
Sublicenses.
2.2.1
Erasca and its Affiliates shall be entitled to grant one or more sublicenses of the rights granted to it under Section 2.1, in full or in part (with the right to sublicense through multiple tiers), to Third Parties by a written agreement, provided, however, that any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement, and Erasca will continue to be responsible for full performance of Erasca’s obligations under this Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Erasca hereunder. Erasca shall, within [***] after entering into any such sublicense, provide Novartis with a copy of the sublicense agreement, which may be redacted to omit terms and conditions not applicable to Erasca’s obligations under this Agreement

Section 2.3
Retained Rights.
2.3.1
Novartis, its Affiliates, and its and their agents and licensees will retain the right under (and grant sublicenses to) the Licensed Technology (a) to Exploit any compounds or products other than the Licensed Compound and Licensed Products (including any Novartis Proprietary Compounds), including to label any Novartis Proprietary Compounds for therapeutic use as concomitant or sequential treatments in combination with the Licensed Compound and Licensed Products, and to promote such use; and (b) to practice the Licensed Technology, in each case, solely for non-clinical research purposes in connection with basic scientific research and the non-clinical research, use and manufacture of any other compounds, and for no other purpose.
2.3.2
Novartis, its Affiliates, and its and their agents and licensees will also retain the right under the Licensed Technology solely to the extent necessary to complete any obligations under the Active MTAs, to complete the Ongoing Clinical Trials and (except to the extent such obligation is assumed by Erasca) to fulfill any obligations arising from post-trial access, compassionate use, named patient, or similar programs arising in connection with the Ongoing Clinical Trials of the Licensed Product.
2.3.3
Notwithstanding the exclusive license granted to Erasca pursuant to Section 2.1(a), Novartis retains the right to practice under the Licensed Patents, the Licensed Know-How, Novartis’s interests in the Joint Inventions, all Regulatory Approvals and any other regulatory documentation solely to the extent necessary to perform (and to sublicense Third Parties to perform as permitted hereunder) its obligations under this Agreement.
Section 2.4
No Implied Rights. Except for the rights expressly granted under this Agreement, nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any right, title or interest in, to or under any Patent Rights or Know-How Controlled by a Party.
Article 3.

PAYMENTS
Section 3.1
Upfront Cash Payment. In partial consideration of the rights granted herein to Erasca, Erasca shall pay to Novartis a one-time, non-refundable, non-creditable payment of Twenty Million Dollars ($20,000,000) within [***] following the Effective Date.
Section 3.2
Upfront Equity Issuance. In accordance with the terms of a separate Stock Issuance Agreement (the “Issuance Agreement”), attached hereto as Exhibit H, entered into by Erasca and Novartis as of the Effective Date, Erasca will issue to Novartis a number of shares of Erasca’s common stock representing an aggregate issuance price of Eighty Million Dollars ($80,000,000) determined at a per share price equal to the Issuance Price.
Section 3.3
Regulatory Milestone Payments. In partial consideration of the rights granted herein to Erasca, Erasca shall pay to Novartis milestone payments (“Regulatory Milestone

Payments”) following the first occurrence of the milestone events set forth in the table below (the “Regulatory Milestone Events”). Erasca shall report to Novartis the first occurrence of an applicable Regulatory Milestone Event [***] after its achievement, and will pay such Regulatory Milestone Payment in accordance with Section 3.8.2. For clarity, (a) each Regulatory Milestone Payment is payable only once, and (b) no Regulatory Milestone Payment shall be payable for subsequent or repeated achievements of such Regulatory Milestone Event with respect to a Licensed Product. The Regulatory Milestone Events and Regulatory Milestone Payments shall be as follows:

Milestone No.	Regulatory Milestone Event	Regulatory Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Section 3.4
Commercial Milestone Payments. In partial consideration of the rights granted herein to Erasca, Erasca shall pay to Novartis milestone payments (“Commercial Milestone Payments”) following the first occurrence of certain milestone events as set forth in the table below (the “Commercial Milestone Events”). Erasca shall report to Novartis the achievement of the applicable Commercial Milestone Payment together with the applicable Royalty Report for the relevant Calendar Year as provided in Section 3.8, below. For clarity, (y) each Commercial Milestone Payment is payable only once, and (z) no Commercial Milestone Payment shall be payable for subsequent or repeated achievements of such Commercial Milestone Event with respect to Licensed Products. The Commercial Milestone Events and Commercial Milestone Payments shall be as follows:

Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Section 3.5
Royalties. During the Royalty Term, Erasca shall pay to Novartis a royalty of [***] of annual Net Sales of Licensed Products, on a Licensed Product-by-Licensed Product and country-by-country basis.
Section 3.6
Royalty Reductions.
3.6.1
Third Party Intellectual Property. During the applicable Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term, Erasca will be entitled to deduct against Royalty Payments otherwise payable to Novartis hereunder a maximum of [***] of royalty payments by Erasca, its Affiliates or Sublicensees in relation to payments made to Third Parties in exchange for a license to Patent Rights that are necessary to Exploit a Licensed Product. In no event shall any deduction result in a reduction of the royalties otherwise payable to Novartis pursuant to Section 3.5 by more than [***] of the royalties otherwise payable to Novartis thereunder with respect to a given Licensed Product in a given Calendar Year on Net Sales in a given country.
3.6.2
Generic Competition. If, on a country-by-country and Licensed Product-by-Licensed Product basis, a Generic Product is launched in a given country and the quarterly volume of units sold of such Licensed Product in such country are reduced by at least [***] relative to the annual volume of units sold of such Licensed Product in the Calendar Year immediately prior to the launch of such Generic Product (the “Pre-Launch Level”), the royalty rate set forth above will be reduced by [***] for such Licensed Product in such country.

Section 3.7
Royalty Term. Erasca’s obligation to pay royalties with respect to a Licensed Product in a particular country shall commence upon the First Commercial Sale of such Licensed Product in such country and shall expire on a country-by-country basis on the latest of: (a) the date on which the Exploitation of such Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in such country, (b) the date on which there is no longer any Regulatory Exclusivity for such Licensed Product in such country, and (c) the date that is ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).
Section 3.8
Royalty Reporting and Payment. Beginning upon the First Commercial Sale of the first Licensed Product and continuing until the expiration of the last to expire Royalty Term, Erasca shall, [***], prepare and deliver to Novartis royalty reports of the sale of Licensed Product(s) by the Selling Parties for the applicable Calendar Year or Calendar Quarter (each such report, a “Royalty Report”). Notwithstanding the foregoing, if Erasca ceases to be a reporting company under the Securities Exchange Act of 1934, it shall deliver prepare and deliver to Novartis the Royalty Report within sixty (60) days after the Calendar Quarter during which the applicable Net Sales were made.
3.8.1
Royalty Reports. Each Royalty Report will provide the (a) Net Sales for each Licensed Product in the Field in the Territory on a Licensed Product-by-Licensed Product and a country-by-country basis in United States Dollars and the applicable local currency during the reporting period; (b) units sold; (c) aggregate of permitted reductions to or deductions from gross sales for a Licensed Product in the Field in the Territory on a Licensed Product-by-Licensed-Product and a country-by-country basis in United States Dollars and the applicable local currency during the reporting period; (d) the royalties payable (the “Royalty Payments”) for a Licensed Product in the Field in the Territory on a Licensed Product-by-Licensed Product and a country-by-country basis in United States Dollars and the applicable local currency during the reporting period; (e) date of First Commercial Sale for each Licensed Product in each country; and (f) the applicable Commercial Milestone Payment, if due based on Section 3.4. For the avoidance of doubt such written report shall also show details on the aforementioned (a) to (c) items: (i) for all of the Selling Parties and for each Licensed Product. With respect to quarterly reports, each Royalty Report will also include both last Calendar Quarter and year to date data (for example, up to the last month of the last Calendar Quarter).
3.8.2
Payments and Payment Methods. Unless otherwise agreed by the Parties, all payments due from Erasca to Novartis under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to such account as may be specified to Erasca by Novartis in writing from time to time following the Effective Date. With respect to all payments under this Agreement other than the upfront payment contemplated by Section 3.1, Novartis shall issue to Erasca an invoice substantially in the form provided in Exhibit J and Erasca will pay undisputed invoices to Novartis within [***] after receipt of such invoice. If Erasca disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Erasca shall use notify Novartis of the amount and nature of the dispute within [***] of its receipt of the invoice. In the event of resolution of any portion of a disputed invoice, Erasca shall pay the resolved amount within the earlier of (x) [***] after such resolution and (y) the payment date therefor provided in accordance with the preceding provisions of this Section 3.8.2.
Section 3.9
Currency Conversion. In the case of sales outside the United States, payments received by Erasca will be expressed in the U.S. Dollar equivalent calculated in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable Calendar Year to which the sales relate, in accordance with GAAP and the then current standard methods of Erasca or the applicable Sublicensee, to the extent consistently applied; provided, however, that if, at such time, Erasca or such Sublicensee does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then Erasca or such Sublicensee shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available).
Section 3.10
Late Payments. If Erasca, its Affiliates, or their Sublicensees fail to pay any payment under this Agreement by the date when such payment is due, then, without limiting any other right or remedy of Novartis, such late payment shall be paid together with interest thereon at [***]rate [***] of [***] (provided, that, such rate shall not exceed the rate permissible under applicable Law).
Section 3.11
Records and Audits. Erasca and its Affiliates shall keep (and shall cause their Sublicensees to keep) complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including, in relation to Net Sales, Commercial Sales Milestone and royalties. Erasca and its Affiliates will keep such books and records for at least [***] following the Calendar Year to which they pertain. Novartis may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Erasca, to inspect the relevant records, reports, statements and books of accounts, as applicable of Erasca and its Affiliates to verify the Net Sales, royalties, Commercial Sales Milestone owed to Novartis. Before beginning its audit, the Auditor shall execute an undertaking acceptable to its Erasca and its Affiliates by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to Novartis only its conclusions regarding the accuracy of payments made under this Agreement. Erasca and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Novartis. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. Novartis shall only be entitled to audit the books and records from the [***] prior to the Calendar Year in which the audit request is made. Novartis will hold in strict confidence all information received from the Auditor, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. The Auditor shall provide its audit report and in addition to the report its basis for any determination, to Erasca and its Affiliates, as applicable, at the time the report is provided to Novartis before it is considered final. Erasca and its Affiliates, as applicable, shall have the right to request a further determination by such Auditor as to matters which are disputed within [***] following receipt of such report. Erasca and its Affiliates, will provide the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 10.5. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Erasca and its Affiliates the underpaid or overpaid amount shall be settled promptly. Novartis shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. In addition, if an undisputed underpayment of more than [***] of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by Erasca.
Section 3.12
Taxes.
3.12.1
Withholding. In the event payments to be made to Novartis are subject to withholding tax under applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of applicable Laws, including extra-territorial taxation, are met, Erasca shall be authorized to deduct the withholding tax from the payment and pay the withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of the payment (i.e., the full amount payable less withholding tax) is paid out to Novartis. Erasca shall deliver to Novartis proof of the withholding tax payment. Novartis and Erasca shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by law, a treaty relief based on a tax treaty will only be taken into account if Novartis submits an exemption certificate to Erasca in accordance with legal requirements at the time of the payment to Novartis. If no withholding tax deduction has been made on the payment to Novartis under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, Novartis shall provide all reasonable support to Erasca to obtain relief or reduction of withholding under the applicable Laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld.
3.12.2
Indirect Tax. All amounts mentioned in this agreement are exclusive of any value added, goods and services, sales, use, excise, consumption, and other similar Indirect Taxes (“Indirect Taxes”). Invoices shall be issued in full compliance with the Indirect Tax laws and regulations applicable. If any Indirect Taxes are due based on local law, Indirect Taxes shall be added to the amounts mentioned in this agreement and the net amount plus the applicable Indirect Taxes shall be invoiced. In addition, the Parties shall cooperate in accordance with applicable Laws to minimize indirect taxes Indirect Taxes incurred in connection with this Agreement.

Article 4.

PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT
Section 4.1
Inventorship and Ownership of Intellectual Property. All determinations of inventorship of inventions and discoveries, and ownership of intellectual property rights therein, that are created, conceived of or reduced to practice in the performance of a Party’s rights or obligations under this Agreement (e.g., in the case of Novartis, in the performance of technology transfer associated with the Licensed Compound or in connection with the Ongoing Clinical Trial) (collectively, “Inventions”) will be determined in accordance with U.S. patent law and as if all relevant activity took place in the United States. Inventions created, conceived of, or reduced to practice in the Ongoing Clinical Trial are referred to as “Ongoing Clinical Trial Inventions”. Any other Inventions are referred to as “Other Inventions”. If Erasca identifies Ongoing Clinical Trial Inventions or Other Inventions for which it desires to obtain Patent Rights, Erasca shall inform Novartis of such Ongoing Clinical Trial Inventions or Other Inventions and Erasca’s desire to obtain Patent Rights. The Parties shall cooperate in preparing and filing a patent application directed to such Ongoing Clinical Trial Inventions or Other Inventions and when filed such patent application shall be deemed a Licensed Patent. Any new Ongoing Clinical Trial Patents will be Category B Licensed Patents and will be automatically added to Exhibit D – Part 2, unless otherwise agreed in writing by the Parties.
Section 4.2
Sole Inventions. Novartis shall solely own all Patent Rights claiming Inventions that are solely invented, created, or conceived by Novartis or its Affiliates (“Novartis Sole Inventions”). Patent Rights claiming Novartis Sole Inventions that claim Other Inventions shall constitute Category A Licensed Patents and shall be, and hereby are, included in the license to Erasca pursuant to Section 2.1, subject to the terms and conditions of this Agreement. Patent Rights claiming Novartis Sole Inventions that claim Ongoing Clinical Trial Inventions shall constitute Category B Licensed Patents and shall be, and hereby are, include in the license to Erasca pursuant to Section 2.1, subject to the terms and conditions of this Agreement. Erasca shall solely own all Inventions that are solely invented, created or conceived by Erasca, its Affiliates or Sublicensees (“Erasca Sole Inventions”). Novartis Sole Inventions and Erasca Sole Inventions are referred to, as the context admits, as “Sole Inventions”.
Section 4.3
Joint Inventions.
4.3.1
Generally. Patent Rights claiming Inventions created, conceived, or reduced to practice by one (1) or more employees, officers, directors, contractors, or agents of Erasca, its Affiliates or Sublicensees and one (1) or more employees, officers, directors, contractors, or agents of Novartis or its Affiliates are referred to as “Joint Inventions” and will be jointly owned by the Parties. Patent Rights claiming Joint Inventions that consist of Other Inventions shall constitute Category A Licensed Patents and Novartis’ rights to such Joint Inventions shall be, and hereby are, included in the license to Erasca pursuant to Section 2.1, subject to the terms and conditions of this Agreement. Patent Rights claiming Joint Inventions that consist of Ongoing Clinical Trial Inventions shall constitute Category B Licensed Patents and Novartis’ rights to such Joint

Inventions shall be, and hereby are, included in the license to Erasca pursuant to Section 2.1, subject to the terms and conditions of this Agreement.
4.3.2
Joint Ownership Implications. Subject to the licenses granted in Section 2.1, each Party has the right to practice, license, sublicense, assign, transfer and otherwise exploit such Party’s interest in the Joint Inventions for any and all purposes on a worldwide basis without restriction, and without the consent of and without a duty of accounting to the other Party. For those countries where a specific license is required for a joint owner of a Joint Inventions to practice such Joint Inventions in such countries, each Party hereby grants to the other Party a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under the granting Party’s right, title and interest in and to all Joint Inventions to practice such Joint Inventions.
4.3.3
Notice of Joint Inventions. Each Party will promptly, but in no event later than [***] from invention, creation or conception of a Joint Invention, inform the other Party of such Joint Invention. Information provided with respect to such Joint Inventions will be in reasonable detail but in any event shall be sufficient to permit an understanding of the nature of such Joint Inventions by a practitioner reasonably skilled in the relevant technical or scientific area. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, such Party’s interest in the Joint Inventions, throughout the world, necessary to provide the other Party with the foregoing rights.
Section 4.4
New Patents Covering Know-How. In the event that Erasca identifies Licensed Know-How for which it desires to obtain Patent Rights, Erasca shall inform Novartis of such Licensed Know-How and desire to obtain Patent Rights and the Parties shall cooperate in preparing and filing a patent application directed to such Licensed Know-How and when filed such patent application shall be deemed a Licensed Patent. Any new patent applications filed with claims that Cover Licensed Know-How will be Category A Licensed Patents and will be automatically added to Exhibit D – Part 1, unless otherwise agreed in writing by the Parties.
Section 4.5
Prosecution and Maintenance of Erasca Responsible Patents. Erasca shall have the first right to file, prosecute and maintain all Category A Licensed Patents and all Patent Rights claiming Erasca Sole Inventions (collectively “Erasca Responsible Patents”) (including, without limitation, deciding on any litigation strategy including without limitation selecting Erasca Responsible Patents for enforcement and/or jurisdictions for enforcement of such Patent Rights), at Erasca’s sole expense. Novartis shall reasonably cooperate with Erasca’s requests for data, affidavits, and other information and assistance to support prosecution, maintenance and defense of the Erasca Responsible Patents. Erasca shall keep Novartis reasonably informed, in person or by telephone or email, regarding the status of such prosecution, maintenance, and defense activities of Category A Licensed Patents, and Erasca shall promptly upon receipt forward to Novartis copies of any significant office actions, communications, and correspondence relating to the Category A Licensed Patents. Novartis shall have the right to comment on and to discuss prosecution, maintenance and defense activities with Erasca, and Erasca shall consider the same in good faith. Novartis will fully cooperate with Erasca in connection with the filing, prosecution, maintenance, and management, including in relation to the Unified Patent Court and Unitary Patent in Europe, of the Erasca Responsible Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Erasca within the timeframe reasonably requested by Erasca.
Section 4.6
Novartis Step-In Right. Notwithstanding the foregoing, if Erasca declines to prosecute or maintain any family of the Category A Licensed Patents in any country or group of countries, elects to allow any family of Category A Licensed Patents to lapse in any country or group of countries, elects to abandon any family of Category A Licensed Patents in any country or group of countries or declines to file or prosecute continued prosecution applications, continuation applications, divisional, or continuation-in-part applications or the like in any family of Category A Licensed Patents in any country or group of countries (each, an “Abandoned Category A Patent Right”), then:
4.6.1
Erasca shall provide Novartis with reasonable notice of such decision so as to permit Novartis to decide whether to file, prosecute, or maintain such Abandoned Category A Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Abandoned Category A Patent Right with the U.S. Patent & Trademark Office or any foreign patent office),
4.6.2
Novartis, at Novartis’ expense, may assume control of the filing, prosecution, or maintenance of such Abandoned Category A Patent Rights,
4.6.3
Novartis shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Category A Patent Rights to patent counsel (outside or internal) selected by Novartis,
4.6.4
Erasca shall assist and cooperate with Novartis’ reasonable requests to support prosecution and maintenance of such Abandoned Category A Patent Rights, and
4.6.5
In the event a patent issues with respect to any such Abandoned Category A Patent Rights, Novartis shall provide reasonable notice to Erasca thereof and such Abandoned Category A Patent Right shall be excluded from the license granted by Novartis to Erasca under Section 2.1.
Section 4.7
Enforcement of Category A Licensed Patents.
4.7.1
Erasca Enforcement. Each Party will notify the other promptly in writing when any infringement of a Erasca Responsible Patent by a Third Party is uncovered or reasonably suspected. As between the Parties, Erasca shall have the first right, but not the obligation, to enforce the Erasca Responsible Patents against any infringement or alleged infringement thereof, and shall at all times keep Novartis informed as to the status thereof. Erasca may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards, or settlements resulting therefrom, subject to Section 4.11. Novartis shall reasonably cooperate in any such litigation upon Erasca’s request (including joining or being named a necessary party thereto), at Erasca’s expense. Erasca shall not enter into any settlement of any claim described in this Section 4.7.1 that results in any liability on the part of Novartis, requires an admission of liability, wrongdoing or fault on the part of Novartis, admits to the invalidity, non-infringement, narrowing of scope, or unenforceability of any Category A Licensed Patent or otherwise materially impairs Novartis’ rights under this Agreement, without Novartis’ prior written consent, in each case, such consent not to be unreasonably withheld, delayed or conditioned.
4.7.2
Novartis Enforcement. If Erasca elects not to enforce any Category A Licensed Patents, then it shall so notify Novartis in writing within [***] of receiving notice (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such infringement, or to accommodate a legally imposed deadline under the Hatch-Waxman Act or the equivalent thereof), and Novartis may, at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards, or settlements resulting therefrom, subject to 4.7.3; provided that prior to taking such steps to enforce such patent, Novartis shall in good-faith consider the interests of Erasca with respect to the decision to enforce such patent. Erasca shall reasonably cooperate in any such litigation upon Novartis’ request (including joining or being named a necessary party thereto), at Novartis’ expense. Novartis shall not enter into any settlement of any claim described in this Section 4.7.2 that results in any liability on the part of Erasca, requires an admission of liability, wrongdoing, or fault on the part of Erasca, admits to the invalidity, non-infringement, narrowing of scope, or unenforceability of any Category A Licensed Patents or otherwise materially Erasca’s rights under this Agreement without Erasca’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned.
4.7.3
Cooperation with Respect to Enforcement. Irrespective of which Party controls an action pursuant to this Section 4.7, the Parties will discuss in good faith the enforcing Party’s choice of counsel with respect to such enforcement action and the enforcing Party will consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party initiating or defending any such enforcement action shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to join the suit and participate with counsel of its own choice at its own expense.
4.7.4
Patent Term Extensions and Filings for Regulatory Exclusivity Periods. Erasca will in its sole discretion determine whether to seek patent term extension or supplementary protection certificates or their equivalent for the Erasca Responsible Patents, in the jurisdictions where such protections are available. Erasca will keep Novartis informed regarding their plans and timelines in seeking such protections with respect to Category A Licensed Patents. Erasca shall have sole responsibility and authority regarding which Erasca Responsible Patents to list on any patent listings required for any Regulatory Exclusivity for Erasca Responsible Patents or any

patent term extensions or supplementary protection certificates or their equivalent for the Erasca Responsible Patents.
Section 4.8
Prosecution and Maintenance of Novartis Responsible Patents.
4.8.1
Novartis shall have the first right to file, prosecute, and maintain all those Category B Licensed Patents and all Blocking Patents (collectively, “Novartis Responsible Patents”) (including, without limitation, deciding on any litigation strategy including without limitation selecting Novartis Responsible Patents for enforcement and/or jurisdictions for enforcement of such Novartis Responsible Patents). The costs of prosecution and maintenance of the Category B Licensed Patents will borne [***]. The costs of prosecution and maintenance of the Blocking Patents will be borne solely by Novartis. Erasca shall reasonably cooperate with Novartis’s requests for data, affidavits, and other information and assistance to support prosecution, maintenance and defense of the Novartis Responsible Patents. Novartis shall keep Erasca reasonably informed, in person or by telephone or email, regarding the status of such prosecution, maintenance and defense activities of Category B Licensed Patents, and Novartis shall promptly upon receipt forward to Erasca copies of any significant office actions, communications, and correspondence relating to the Category B Licensed Patents. Erasca shall have the right to comment on and to discuss prosecution, maintenance and defense activities associated with Category B Licensed Patents with Novartis, and Novartis shall consider the same in good faith. Erasca will fully cooperate with Novartis in connection with the filing, prosecution, maintenance and management, including in relation to the Unified Patent Court and Unitary Patent in Europe, of the Novartis Responsible Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Novartis within the timeframe reasonably requested by Novartis.
4.8.2
Erasca shall notify Novartis as to its decision not to continue to pay the expenses of prosecution and maintenance of any Category B Licensed Patent in any country in which it was filed. Erasca will provide such notices at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Category B Licensed Patent. Thereafter, Novartis may, upon written notice to Erasca, and at Novartis’ sole cost, control the filing for, prosecution, and maintenance of such Category B Licensed Patent thereafter and Erasca shall no longer have any rights or licenses to such Category B Licensed Patent hereunder.
Section 4.9
Erasca Step-In Right. Notwithstanding the foregoing, on a country-by-country basis, if Novartis declines to prosecute, or maintain any family of Category B Licensed Patents in any country or group of countries, elects to allow any family of Category B Licensed Patents to lapse in any country or group of countries, elects to abandon any family of Category B Licensed Patents in any country or group of countries, or declines to file or prosecute continued prosecution applications, continuation applications, divisional or continuation-in-part applications or the like in any family of Category B Licensed Patents in any country or group of countries (each, an “Abandoned Category B Patent Right”), then:

4.9.1
Novartis shall provide Erasca with reasonable notice of such decision so as to permit Erasca to decide whether to file, prosecute, or maintain such Abandoned Category B Patent Right and to take any necessary action (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Abandoned Category B Patent Right with the U.S. Patent & Trademark Office or any foreign patent office),
4.9.2
Erasca, at Erasca’ expense, may assume ownership and control of the filing, prosecution or maintenance of such Abandoned Category B Patent Right, and Novartis hereby assigns its entire right, title and interest in and to such Abandoned Category B Patent Right to Erasca,
4.9.3
Novartis shall assist and cooperate with Erasca’ reasonable requests to support prosecution and maintenance of such Abandoned Category B Patent Right, and
4.9.4
In the event a patent issues with respect to any such Abandoned Category B Patent Right, Novartis shall have no rights whatsoever with respect to such Patent Rights.
Section 4.10
Enforcement of Category B Licensed Patents.
4.10.1
Novartis Enforcement. Each Party will notify the other promptly in writing when any infringement of a Category B Licensed Patent by a Third Party is uncovered or reasonably suspected. As between the Parties, Novartis shall have the first right, but not the obligation, to enforce the Category B Licensed Patents against any infringement or alleged infringement thereof, and shall at all times keep Erasca informed as to the status thereof. Novartis may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.11. Erasca shall reasonably cooperate in any such litigation upon Novartis’ request (including joining or being named a necessary party thereto), at Novartis’ expense. Novartis shall not enter into any settlement of any claim described in this Section 4.10.1 that results in any liability on the part of Erasca, requires an admission of liability, wrongdoing or fault on the part of Erasca, admits to the invalidity, non-infringement, narrowing of scope, or unenforceability of any Category B Licensed Patents or otherwise materially impairs Erasca’s rights under this Agreement, without Erasca’s prior written consent, in each case, such consent not to be unreasonably withheld, delayed or conditioned.
4.10.2
Novartis Enforcement. If Novartis elects not to enforce any Category B Licensed Patents against any infringement or alleged infringement thereof, then it shall so notify Erasca in writing within [***] of receiving notice (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such infringement, or to accommodate a legally imposed deadline under the Hatch-Waxman Act or the equivalent thereof), and Erasca may, at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.11; provided that prior to taking such steps to enforce such patent, Erasca shall in good-faith consider the interests of Novartis with respect to the decision to enforce such patent. Novartis shall reasonably cooperate in any such litigation upon Erasca’s request (including joining or being named a necessary party thereto), at Erasca’s expense. Erasca shall not enter into any settlement of any claim described in this Section 4.10.2 that results in any liability on the part of Novartis, requires an admission of liability, wrongdoing or fault on the part of Novartis, admits to the invalidity, non-infringement, narrowing of scope, or unenforceability of any Category B Licensed Patents or otherwise materially impairs Novartis’ rights under this Agreement without Novartis’ prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Erasca may, at its sole election, elect to abandon its rights of prosecution and maintenance of the Category B Licensed Patents pursuant to this Section 4.10.2 on a country-by-country and patent-by-patent basis.
4.10.3
Cooperation with Respect to Enforcement. Irrespective of which Party controls an action pursuant to this Section 4.10, the Parties will discuss in good faith the enforcing Party’s choice of counsel with respect to such enforcement action and the enforcing Party will consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party initiating or defending any such enforcement action shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to join the suit and participate with counsel of its own choice at its own expense.
4.10.4
Patent Term Extensions and Filings for Regulatory Exclusivity Periods. Novartis will in its sole discretion determine whether to seek patent term extension or supplementary protection certificates or their equivalent for the Novartis Responsible Patents, in the jurisdictions where such protections are available. Novartis will keep Erasca informed regarding their plans and timelines in seeking such protections with respect to Category B Licensed Patents. Novartis shall have sole responsibility and authority regarding which Novartis Responsible Patents to list on any patent listings required for any Regulatory Exclusivity for Novartis Responsible Patents or any patent term extension or supplementary protection certificates or their equivalent for the Novartis Responsible Patents.
Section 4.11
Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.7 or Section 4.10 shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be allocated as follows:
4.11.1
If Erasca is the Enforcing Party in relation to Category A Licensed Patents, [***];
4.11.2
If Novartis is the Enforcing Party in relation to Category A Licensed Patents, [***];
4.11.3
If Novartis is the Enforcing Party in relation to Category B Licensed Patents, [***]; and

4.11.4
If Erasca is the Enforcing Party in relation to Category B Licensed Patents, [***].
Section 4.12
Defense of Third Party Claims. If either (a) any Licensed Product Exploited by or under authority of Erasca becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the Exploitation of such Licensed Product in the Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging non-infringement, invalidity or unenforceability of any of the Licensed Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 7, unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). If Novartis is named in such legal action but not Erasca, then Erasca shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. Neither Party shall enter into any settlement of any claim described in this Section 4.12 that admits to the non-infringement, invalidity, narrowing of scope or unenforceability of the Licensed Patents or this Agreement, incurs any liability on the part of the other Party, or requires an admission of liability, wrongdoing or fault on the part of the other Party, without such other Party’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.
Section 4.13
Patent Marking. Erasca will mark, and will cause all other Selling Parties to mark, the Licensed Product(s) with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.
Article 5.

TECHNOLOGY TRANSFER, DEVELOPMENT AND COMMERCIALIZATION
Section 5.1
Responsibilities. Following the Effective Date and during the Term, Erasca shall be responsible for the Exploitation of all Licensed Products in the Field in the Territory. As between the Parties, Erasca shall be solely responsible for all expenses incurred in connection with the foregoing. Erasca shall conduct all Exploitation of all Licensed Products in accordance with applicable Law. Erasca and Novartis will cooperate on providing any post-trial access, compassionate use, named patient, or similar programs arising for patients who had been enrolled in the Ongoing Clinical Trials following completion thereof, and a proposal for post-trial access is included in Part 2 of Exhibit E.
Section 5.2
Diligence Obligations. Erasca will itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Product in the following markets: [***].

Section 5.3
Erasca Reporting Obligations. Within [***] after the date on which Erasca files its annual or quarterly report on Form 10-K after each Calendar Year, Erasca shall provide Novartis with a written report summarizing: (i) its, and its Affiliates’ and Sublicensees’ Development, manufacture and Commercialization activities for the Licensed Products, and (ii) its plans for the Development, manufacture and Commercialization of the Licensed Products in the next year; provided that such report shall not contain any material non-public information relating to the Company (“MNPI”). Notwithstanding the foregoing, if Erasca ceases to be a reporting company under the Securities Exchange Act of 1934, it shall deliver prepare and deliver to Novartis such written report within [***] after the end of each Calendar Year without any regard to MNPI.
Section 5.4
Transfer of Licensed Know-How. Novartis shall transfer to Erasca, on the timetable set forth in Part 1 of Exhibit E, a copy (in electronic format if it is available in electronic format or a hard copy if it is not available in electronic format) of all Licensed Know-How in the possession or Control of Novartis as of the Effective Date after the use of Commercially Reasonable Efforts to investigate Novartis’ and its Affiliates’ records (it being understood that Novartis will have the right to exclude or redact any information relating to Novartis Proprietary Compounds), including all IND-enabling reports, copies of all Regulatory Filings, pre-clinical reports (including toxicology, CMC, and pharmacology) relating to the Licensed Compound and/or Licensed Products, all investigator brochures, and Clinical Trial protocols; provided, however, that for the avoidance of doubt, no sponsorship of INDs or CTAs related to the Licensed Compound will be transferred in connection with this Agreement. Novartis shall provide Erasca with [***] written notice prior to closing any IND or CTA related to the Licensed Compound that is active as of the Effective Date.
5.4.1
The timing and nature of transfer of pharmacovigilance data from the safety database shall be agreed upon separately by the Parties.
5.4.2
The Parties acknowledge that the transfer by Novartis of such Know-How that exists in electronic format will consist of the transfer of data residing in Novartis’ databases, and will not include any database architecture, and that the foregoing will not require any experimental work to be performed by Novartis for the purpose of technology transfer.
5.4.3
[***]. Upon the reasonable request of Erasca, Novartis will use Commercially Reasonable Efforts to investigate Novartis’ and its Affiliates’ records for any requested laboratory notebooks and/or raw data and, to the extent identified by Novartis following such investigation, transfer (at Erasca’s sole cost and expense, including reimbursement of external costs and Novartis’ internal personnel at a rate of [***] such laboratory notebooks and/or raw data (or copies thereof) to Erasca (it being understood that Novartis will have the right to exclude or redact any information relating to Novartis Proprietary Compounds). To the extent that any laboratory notebooks or raw data are transferred by Novartis, such notebooks and raw data may be used by Erasca for reformatting and internal analysis, and in no event will be submitted as part of any Regulatory Filing, unless approved in writing by Novartis, such approval not to be unreasonably delayed, conditioned, or withheld.

5.4.4
Except as set forth in Section 5.13(c), to the extent a Regulatory Authority requires additional data for purposes of regulatory review to support Regulatory Approval of Licensed Products, Novartis agrees to cooperate in good faith to provide such requested data to the extent Controlled by Novartis, at [***]sole cost and expense (including reimbursement of external costs and Novartis’ internal personnel at a rate of [***].
5.4.5
With respect to the Ongoing Clinical Trials, Novartis shall provide to Erasca final clinical study reports in respect of the Ongoing Clinical Trials on the estimated timelines set forth in Part 1 of Exhibit E. Novartis shall also provide to Erasca all data from investigational brochure updates and primary clinical study reports, and any other reports and summaries, from the Ongoing Clinical Trials promptly after it is generated by or on behalf of, and/or made available to, Novartis.
5.4.6
Know-How in the form of tangible biospecimens, if any, will be transferred subject to applicable informed consent forms.
5.4.7
In the event that information solely concerning Novartis Proprietary Compounds or concerning Novartis Proprietary Compounds other than in combinations with the Licensed Compound or Licensed Products is inadvertently transferred to Erasca, (a) Erasca will notify Novartis of its receipt of such information, (b) Erasca will maintain such information as Novartis Confidential Information (as set forth in Article 8) and will not use such Confidential Information for any purpose, and (c) at Erasca will, at Novartis’ election, return such information or delete such information from its records, and Erasca’s Alliance Manager will provide written confirmation of such deletion.
Section 5.5
Pharmacovigilance. Erasca and Novartis shall cooperate with regard to the reporting and handling of safety information involving or relating to the Licensed Compound to the extent required by applicable Laws. In time to ensure that all regulatory requirements are met, and to the extent required by applicable Laws or any Regulatory Authority, Erasca will enter into one or more written agreement with Novartis and its Affiliates containing customary terms that will govern the exchange of adverse event and other safety information reporting obligations relating to the Licensed Compounds and Licensed Products (the “Pharmacovigilance Agreement(s)”), to ensure that adverse events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with the applicable Laws and requirements of Regulatory Authorities. [***].
Section 5.6
Know-How Transfer Assistance.
5.6.1
Each Party will appoint an alliance manager (“Alliance Manager”) who shall be responsible for the day-to-day interactions between the companies and who shall be the primary point of contact between the Parties with respect to Know-How transfer assistance. Each Party may appoint alternate or substitute Alliance Managers by written notice to the other Party.
5.6.2
[***] following the substantial completion of the transfer of Licensed Know-How pursuant to Section 5.4 [***], Novartis shall use Commercially Reasonable Efforts to answer questions and provide clarifications related to the Know-How transferred to Erasca pursuant to Section 5.4, upon Erasca’s reasonable request and at no additional cost to Erasca. Such no-cost assistance shall be limited to interpretation or content of the Licensed Know-How that is transferred to Erasca, and in no event will Novartis be obligated to provide further strategic guidance, analysis, or other consulting services relating to Erasca’s efforts to Develop and Commercialize the Licensed Compounds and/or Licensed Products at no cost to Erasca. The Parties’ Alliance Managers will agree on the format, timing, and scope of the relevant Know-How transfer assistance; provided, that not more [***] of assistance will be provided pursuant to this Section 5.6.2.
5.6.3
With respect to any additional reasonable and material assistance (e.g., individual hours by Novartis personnel participating either in substantive meetings or teleconferences or associated, directly related preparatory work) that is requested by Erasca in excess of the [***], (i) the relevant activities must be agreed upon by the Parties in a written task order describing the scope of the agreed upon activities; and (ii) Novartis will charge Erasca at the rate of [***] for such services.
5.6.4
To the extent that the services described in Section 5.6.2 and Section 5.6.3 require Novartis to engage a Third Party service provider to perform, the costs of such activities will be agreed upon by the Parties and paid exclusively by Erasca.
5.6.5
For clarity, except as set forth herein and as otherwise reasonably agreed to by the Parties, all assistance pursuant to this Section 5.6 will be provided remotely (e.g., through e-mail, telephone or video conferences) or through Erasca personnel visit to Novartis sites and shall not require travel by Novartis personnel.
5.6.6
The Licensed Know-How will include, for each step in the manufacture of the Licensed Compound, the items and materials necessary to be transferred to Erasca or its designee to manufacture the Licensed Compound in the manner practiced by or on behalf of Novartis as of the Effective Date. For clarity, information concerning the manufacture of Novartis Proprietary Compound will not be transferred.
Section 5.7
Disclaimer of Warranties. Erasca acknowledges that all of the Know-How transferred to Erasca pursuant to Section 5.4 and any assistance provided pursuant to Section 5.6 is provided “as is” and without representation or warranty of any kind, except as expressly provided in Section 6.1 and Section 6.2. Novartis hereby expressly disclaims any implied warranties of merchantability or fitness for a particular purpose with respect to such Know-How and assistance. Except as provided in Section 5.10 and with respect to data and information arising from the Ongoing Clinical Trials, Novartis will have no obligation to update, revise, amend, or modify any of the Know-How or assistance provided to Erasca pursuant to this Section 5.7 or otherwise in this Agreement, including with respect to documents that are deemed “draft” or “incomplete” as of the Effective Date. Except as expressly provided in Section 5.1, in no event will Novartis be required to conduct additional experiments or research in connection with its activities as described in Section 5.6.

Section 5.8
Transfer of Material. Upon Erasca’s written request, [***], Novartis will with reasonable promptness [***] make available for pick-up (FCA, Incoterms 2020) all Materials identified on Exhibit F, in the form as currently exists, from Novartis’ facilities where Material is currently stored, at no additional cost to Erasca. Notwithstanding the foregoing, upon Erasca’s written request, such request to be provided [***], Novartis will with reasonable promptness (but no later than [***] after Novartis receives Erasca’s written request) make available for pick-up (FCA, Incoterms 2020) all Materials identified as “Priority Inventory” on Exhibit F, in the form as currently exists, from Novartis’ facilities where Material is currently stored, at no additional cost to Erasca. The pick-up of each shipment of Material must be completed by Erasca [***] after Novartis provides written notice to Erasca that any such Material is available for pick-up. Any such Material not picked up by the end of that [***] may be disposed of by Novartis, in Novartis’ sole discretion. Following the transfer of the Materials, Erasca shall be the sole and exclusive owner of all right, title and interest in and to such Materials.
5.8.1
Description of Material. Material is divided into three categories: (a) reference samples, (b) previously released GMP clinical batches (including drug substance, bulk and unlabeled primary packed drug product, and clinical bulk product), and (c) stability samples and other items on Exhibit F. Novartis represents and warrants that, as of the release date, clinical study (i.e., drug substance and bulk product) Material (and not the reference samples and other items) was manufactured in accordance with Laws (including GMP) and meets applicable specifications. Novartis shall provide or arrange to be provided to Erasca documentation signed by an authorized representative of Novartis, certifying that such clinical study Material was manufactured in accordance with its specifications and all Law, including GMP, and that such Material meets applicable specifications. No such representation or warranty is given with respect to any changes to Law following the respective release date of such clinical study Material. Except as provided in this Section 5.8.1, any Material transferred to Erasca pursuant to this Agreement is provided “as is” and “where is”, and without representation or warranty of any kind, and Novartis hereby expressly disclaims any and all other warranties with respect to such Material, including any implied warranties of merchantability and fitness for a particular purpose.
5.8.2
Documentation and Transfer Process for Material. In connection with the transfer of the Material as described in this Section 5.8, the following shall apply:

(a) Novartis will share with Erasca all material safety data sheets and customs value information in Novartis’ possession or Control (that is readily located after reasonable inquiry, and has not previously been provided to Erasca), including without limitation Licensed Compound-specific information, as is reasonably necessary to permit Erasca to pick up the Material;

(b) Erasca will be solely responsible for any re-testing associated with the Material prior to use;

(c) with respect to the released clinical study Material, Novartis will provide or have provided to Erasca the certificate of analysis associated with its release and, where relevant,

the certificate of compliance and a statement signed by a Responsible Person certifying that the batch of Licensed Product has been manufactured, including packaging and quality control, as appropriate, in full compliance with the Swiss cGMP requirements and with the specifications;

(d) unless Novartis otherwise agrees in writing, each shipment of a category of Material (e.g., reference samples, previously released GMP clinical batches (including drug substance, bulk and unlabeled primary packed drug product, and clinical bulk product), and stability samples and other items on Exhibit F) to be delivered to Erasca or a vendor engaged by Erasca will be picked up in not more than two installments per category at each location where such Materials are stored unless otherwise agreed by the Parties; and

(e) the Material made available by Novartis will only be used according to any applicable specifications, especially release specifications, and in accordance with Laws and after delivery to Erasca thereof Novartis will have no further obligation to replace lost or damaged Material or to provide additional services with respect to such Material.

Section 5.9
Reservation for Novartis Obligations. Erasca acknowledges that Novartis will retain a portion of its supply of the Licensed Compounds as may be reasonably deemed necessary by Novartis for it to complete the Ongoing Clinical Trials and as may be necessary to fulfill any obligations arising from post-trial access, compassionate use, named patient, or similar programs arising in connection with the Licensed Compounds for patients who had been enrolled in the Ongoing Clinical Trial following completion thereof.
Section 5.10
Subsequently Identified Materials and Know-How. If at any time after the Effective Date, Novartis becomes aware (including as a result of written notice from Erasca) and confirms that any Know-How (including Materials) owned or Controlled by Novartis as of the Effective Date and used by Novartis in, and necessary for, the Development and/or Commercialization of the Licensed Compound or Licensed Products as existing as of the Effective Date were not included in the Know-How and Materials transferred to Erasca, then Novartis shall promptly notify Erasca of such determination. Novartis shall promptly take such actions as may be reasonably necessary to deliver such Know-How (including Materials), as applicable, to Erasca, in a manner consistent with the assignment and delivery terms of this Agreement.
Section 5.11
Third Party Vendors and Service Providers. The Parties acknowledge that Novartis and its Affiliates will not transfer or assign any agreements that it or they may have with vendors or service providers (e.g., contract research organizations, contract manufacturers, contract clinical trial sites, consultants, etc.), in connection with the license set forth in this Agreement. However, to the extent that Erasca intends to engage one or more of such vendors and service providers in connection with its own efforts to Develop or Commercialize the Licensed Compound or Licensed Products, at Erasca’s written request, Novartis will issue a letter of authorization, within [***] after written request by Erasca, to enable Erasca to request access to or copies of any information and data related to the Licensed Compound or Licensed Products held by Novartis’ vendors or service providers, at Erasca’s sole cost and expense and pursuant to separate agreements to be negotiated and executed between Erasca and such vendors or service providers.
Section 5.12
Clinical Trial Collaboration and Supply Agreement. Within [***], the Parties shall negotiate in good faith and enter into a clinical trial collaboration and supply agreement, Novartis’ form of which (subject to revision, negotiation and final approval by the Parties) is attached as Exhibit L, that will govern the terms and conditions of the manufacture and supply of trametinib by Novartis to Erasca and its Affiliates for use in Clinical Trials to evaluate a Combination Therapy using the Licensed Compound and trametinib, including applicable Rights of Reference (the “CTCSA”). Pursuant to the terms of the CTCSA, once executed and, prior to execution, pursuant to this Section 5.12, Novartis shall manufacture and supply (or ensure the manufacture and supply of) to-be-agreed-upon quantities of trametinib as reasonably necessary for Erasca’s clinical Development of a Licensed Product.
Section 5.13
Right of Reference.
5.13.1
Novartis hereby grants to Erasca and its Affiliates (including the right to sublicense to the (sub)licensees and subcontractors of the Licensed Compound) a Right of Reference to Novartis’ Regulatory Filings for trametinib (including the appropriate INDs and CTAs/CTNs) for the sole purpose of enabling Erasca, its Affiliates, (sub)licensees and subcontractors to apply for and maintain any and all Marketing Approvals, required to Develop and obtain Regulatory Approval for the Licensed Compound.
(a)
This Right of Reference is only granted to the extent reasonably needed to conduct a clinical study or studies under this Agreement or the CTCSA or to the extent reasonably needed to enable a Party to exercise its rights or perform its obligations hereunder (i.e., to file marketing authorization applications (e.g., NDAs or MAAs) for the combination of naporafenib and trametinib as concomitant or sequential treatments, to reference to naporafenib- and/or trametinib- relevant information as required to support such filings, and to label the Licensed Compound in accordance with applicable Law).
(b)
For the avoidance of doubt, nothing herein shall be construed to include within this Right of Reference any right to Erasca to market and/or sell any Novartis Proprietary Compound other than as required by Law for labeling and promotion of the Licensed Compound as a concomitant or sequential treatment with such Novartis Proprietary Compound. For example, no Right of Reference is hereby granted or granted in the CTCSA that would enable Erasca to manufacture trametinib or to sell such manufactured trametinib.
(c)
Novartis shall promptly provide to Erasca or its nominee and FDA or other Regulatory Authorities all letters of authorization required to enable such Right of Reference.

(d)
Novartis will have no obligation under this Agreement to file any CMC information relating to trametinib with Regulatory Authorities, even if a CTA/CTN is not available in any given country.
(e)
In the event of any conflict between the terms of this Agreement relating directly to the Right of Reference granted by Novartis to Erasca and the CTCSA, the terms of the CTCSA shall prevail and govern.
Section 5.14
Data Privacy.
5.14.1
Warranties; Fair and Lawful Processing.
(i)
Erasca and Novartis shall each comply with their respective obligations under all applicable Data Protection Laws in connection with the conduct of activities under this Agreement and each acts as a Data Controller with respect to the Processing of Personal Data they each undertake pursuant to this Agreement.
(ii)
Each Party represents and warrants that it has provided an appropriate data privacy notice and, if legally required, obtained appropriate consent from the Data Subjects whose Personal Data under this Agreement is being shared with the other Party, that such notice (and consent if appropriate) is in accordance with applicable Data Protection Laws, and allows for the desired use and disclosure of such Personal Data under this Agreement. If (a) a Party learns that it has provided Personal Data under this Agreement that may not be shared pursuant to a consent or notice, (b) a Data Subject withdraws such consent, or (c) a Party reasonably believes that Data Protection Laws require that any notice be sent to any Data Subject by the other Party in connection with the collection, Processing, use or disclosure of Personal Data under or pursuant to this Agreement, then in each case (a) – (c), such Party shall promptly notify the other Party and the Parties shall discuss in good faith whether any such notice or consent is required to enable either Party to comply with its obligations under Data Protection Laws, in which case the disclosing Party shall be responsible for preparing and providing (or procuring the provision of) such notice to Data Subjects.
(iii)
In relation to the Processing each Party undertakes under this Agreement, the Parties shall apply appropriate technical and organizational security measures reflective of current good industry practice and technological development to protect Personal Data Processed under this Agreement against accidental or unlawful destruction or loss, alteration (including corruption), unauthorized disclosure, use or access, and against all other unlawful forms of Processing.
5.14.2
Data Subjects’ Rights.

(i)
The Parties agree that the responsibility for complying with Data Subjects Requests falls to the Party receiving the Data Subject Request in respect of the Personal Data held and under the responsibility of that Party as Data Controller.
(ii)
The Parties agree to cooperate and provide reasonable assistance as is necessary to each other to enable them to comply with applicable Data Protection Laws, comply with Data Subject Requests, and respond to any other queries or complaints from Data Subjects or supervisory authorities in connection with Personal Data Processed pursuant to this Agreement.
(iii)
Transfers. In respect of Personal Data to which European Data Protection Laws applies, prior to any transfer of such data outside the European Economic Area or United Kingdom, the Parties will execute and each Party will comply with its respective obligations set out in the Standard Contractual Clauses in the format set forth in Exhibit I, together with any applicable addendum necessary for transfers out of the United Kingdom, if applicable, (which Standard Contractual Clauses and addendum, upon execution, shall be incorporated into and form part of this Agreement), provided that (A) such Standard Contractual Clauses and addendum are still a valid means of transfer and (B) the Parties have assessed the risk of the transfers under such Standard Contractual Clauses and addendum taking into account the data in question, the destination countries and intended Processes as acceptable having conducted a risk assessment.
5.14.3
Security Incident Affecting Personal Data.
(i)
In the event a Party suffers a Security Incident Affecting Personal Data, such Party shall comply with Data Protection Laws, including, if applicable, with any obligations to notify data protection supervisory authorities, Data Subjects or other regulatory bodies as required by applicable Law.
(ii)
To the extent that a Party suffers a Security Incident Affecting Personal Data that (1) has an impact on the activities conducted under the Agreement or (2) relates to Personal Data Processed in connection with this Agreement which has been shared with such Party, such Party suffering the Security Incident Affecting Personal Data shall notify the other Party about such Security Incident Affecting Personal Data without undue delay and, in any event, no longer than [***] from discovery of any confirmed or suspected Security Incident Affecting Personal Data. Each Party shall provide reasonable assistance to the other Party to enable the other Party to comply with its obligations under applicable Data Protection Laws, which may include providing such reasonable information, on the other Party’s reasonable request, as is required to enable such other Party to meet any obligations (including timelines) to report or inform Data Subjects of the Security Incident Affecting Personal Data under the applicable Data Protection Laws. Additionally, each Party shall use Commercially Reasonable Efforts to promptly and thoroughly investigate all incidents of unauthorized access to, use, or disclosure of Personal Data.

5.14.4
Cooperation.
(i)
Each Party shall provide the other Party with such assistance as may be reasonably requested by the other Party in responding to requests from Data Subjects or supervisory authorities, conducting data protection impact assessments, the provision of information relating to Personal Data Processed in connection with this Agreement, including providing copies of any relevant template fair Processing notices or consent forms provided to Data Subjects, and contacting clinical trial sites, investigators or other subcontractors of the relevant disclosing Party to the extent required to enable the requesting Party to comply with its obligations under Data Protection Laws in relation to the Processing of Personal Data in connection with this Agreement.
5.14.5
Modifications.
(i)
Each Party agrees to promptly negotiate and agree in good faith regarding any modifications or supplements to this Agreement, which may include entering into one or more additional data Processing agreement(s), data transfer agreement(s) or joint controller agreement(s), upon the other Party’s request, to the extent required for the Parties to collect, Process and disclose Personal Data in connection with the Agreement in compliance with applicable Data Protection Law, including:
(A)
to address changes to or the legal interpretation of Data Protection Laws;
(B)
to comply with the Data Protection Laws, any national legislation implementing it and any guidance on the interpretation of their respective provisions;
(C)
if the safeguards, mechanisms or findings of adequacy relied upon in relation to the transfer of Personal Data outside the European Economic Area or the United Kingdom are invalidated or amended,
(D)
if changes to the membership status of a country in the European Union or the European Economic Area require such modification;
(E)
if a Party Processes Personal Data on behalf of the other; or
(F)
if the Parties jointly determine the purposes and means of Processing or are otherwise considered to be joint controllers under Data Protection Law with respect to such Personal Data.

Article 6.

REPRESENTATIONS AND WARRANTIES
Section 6.1
Mutual Representations and Warranties. Novartis represents and warrants to Erasca, subject to the exceptions disclosed in the disclosure schedules provided by Novartis to Erasca concurrently with the execution of this Agreement (the “Novartis Disclosure Schedule”) and Erasca represents and warrants to Novartis, subject to the exceptions disclosed in the disclosure schedules provided by Erasca to Novartis concurrently with the execution of this Agreement (the “Erasca Disclosure Schedule”) as of the Effective Date that:
6.1.1
it is duly organized, validly existing and in good standing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
6.1.2
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
6.1.3
it shall comply with all applicable Law (including applicable Law relating to data protection and privacy) and Anti-Corruption Laws in connection with the performance of its rights, duties and obligations under this Agreement;
6.1.4
this Agreement is legally binding upon it and enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition laws, penalties and jurisdictional issues including conflicts of laws);
6.1.5
The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party (including its organizational documents) or by which it may be bound, nor violate any applicable Law;
6.1.6
all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
6.1.7
neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development or manufacture of the Licensed Compound or the Licensed Products has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC §§ 335a).
Section 6.2
Additional Erasca Representations and Warranties. Erasca represents and warrants to Novartis, subject to the exceptions disclosed in the Erasca Disclosure Schedule, as of the Effective Date, and, as applicable, covenants:

6.2.1
no Person who is known by Erasca (a) to have been debarred under Subsection (a) or (b) of Section 306 of said Act, or (b) to be on any of the FDA clinical investigator enforcement lists will be employed by or on behalf of Erasca or its Affiliates or otherwise participate in the performance of any activities hereunder;
6.2.2
Erasca will maintain, general liability insurance with limits not less than those reasonably suited to address claims that could reasonably arise from the Development and Commercialization of pharmaceutical products (and in any event with combined limits of not less than [***] for bodily injury, including death, and property damage). At Novartis’ written request, Erasca will provide Novartis with evidence of Erasca’s insurance.
6.2.3
Erasca will conduct its Development, manufacturing, and Commercialization activities relating to the Licensed Compound and/or Licensed Products in accordance with Law (including data privacy laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will require any collaborators and Sublicensees to comply with such Laws;
6.2.4
it has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other applicable Law, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws; and
6.2.5
[***].
Section 6.3
Erasca will perform its obligations under this Agreement in compliance with the Novartis Third Party Code, a copy of which is attached as Exhibit K to this Agreement.
Section 6.4
Additional Novartis Representations and Warranties. Novartis represents, warrants and covenants to Erasca, subject to the exceptions disclosed in the Novartis Disclosure Schedule, as of the Effective Date:
6.4.1
To the knowledge of the Relevant Novartis Associates, Novartis Controls the Licensed Know-How set forth on Exhibit C and the Patent Rights listed on Exhibit D;
6.4.2
To the knowledge of the Relevant Novartis Associates, the Know-How identified on Exhibit C comprises the Know-How that would be necessary or useful for the continued Development of the Licensed Compound;
6.4.3
Novartis has the right to grant all rights and licenses it purports to grant to Erasca in this Agreement;
6.4.4
To the knowledge of the Relevant Novartis Associates, there is no Know-How that is not Controlled by Novartis or its Affiliates that is necessary for, and has been used or generated by or on behalf of Novartis or its Affiliates in, the research, Development, manufacture or

Commercialization of Licensed Compound and Licensed Products (other than Novartis Proprietary Compounds) prior to the Effective Date;
6.4.5
To the knowledge of the Relevant Novartis Associates, the Patent Rights listed on Exhibit D are the only Patent Rights Controlled by Novartis that are necessary for the research, Development or Commercialization of the Licensed Compound;
6.4.6
The Patent Rights listed on Exhibit D are not, to the knowledge of the Relevant Novartis Associates, subject to any liens or encumbrances, and Novartis has not granted to any Third Party any rights or licenses under the Licensed Technology that would conflict with the licenses granted to Erasca hereunder, except for the Active MTAs and any encumbrances or licenses disclosed to Erasca that would not interfere with Erasca’s rights under this Agreement;
6.4.7
To the knowledge of the Relevant Novartis Associates, no patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, ex partes, or inter partes proceeding, abandonment, cancellation, patent protest pursuant to 37 C.F.R. §1.291 or any other proceeding challenging the validity, patentability, ownership or inventorship of the Licensed Patents unless otherwise noted on Exhibit D.
6.4.8
To the knowledge of the Relevant Novartis Associates, the Patent Rights covered by Exhibit D have been filed and maintained properly and correctly, all applicable fees have been paid on or before the expiration of the applicable grace period for such payment.
6.4.9
Novartis is not, to the knowledge of the Relevant Novartis Associates, aware of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Licensed Patents are invalid or unenforceable or that the manufacture, use, sale, offer for sale or importation of the Licensed Compound or the Licensed Products in the Field infringes or misappropriates or would infringe or misappropriate any right of any Third Party.
6.4.10
Novartis has not, to the knowledge of the Relevant Novartis Associates, become aware that any Third Party is or was infringing or misappropriating the Licensed Technology in the Territory.
6.4.11
Neither Novartis nor its Affiliates nor, to the knowledge of the Relevant Novartis Associates, its Third Party manufacturers has received any notice on Form 483 or other notices of material noncompliance with applicable Laws relevant to the manufacture of a Licensed Compound or the Licensed Products in the Territory, and no such entity has entered into a consent decree or similar arrangement with respect to the manufacture of a Licensed Compound or the Licensed Products.
6.4.12
To the knowledge of the Relevant Novartis Associates, no Third Party has any ownership interest in or to any Licensed Patent existing as of the Effective Date.
6.4.13
Neither Novartis nor its Affiliates nor, to the knowledge of the Relevant Novartis Associates, its Third Party independent contractors, have used, nor will Novartis and its Affiliates use, and Novartis will require its and their Third Party independent contractors not to use, in connection with Licensed Compound or the Licensed Products any Person that has been or is debarred pursuant to Section 306 of the FDCA or its non-U.S. equivalents or excluded or the subject of debarment or exclusion proceedings by any Governmental Authority.
6.4.14
Novartis has not, to the knowledge of the Relevant Novartis Associates, received any notices of violations of applicable Laws from the FDA or any other Regulatory Authority with respect to the Development, manufacture, Commercialization or use of a Licensed Compound or the Licensed Products.
6.4.15
To the extent material to the Exploitation of Licensed Compound or the Licensed Products, to the knowledge of the Relevant Novartis Associates, all activities conducted by or on behalf of Novartis prior to the Effective Date in the course of the Development, manufacture, or use of a Licensed Compound or the Licensed Products have been in material compliance with all applicable Laws, and all activities conducted by or on behalf of Novartis subsequent to the Effective Date in the course of the Development, manufacture, or use of the Licensed Compounds or Licensed Product will be in material compliance with all applicable Laws.
6.4.16
To the knowledge of the Relevant Novartis Associates, no litigation has been brought or threatened in writing by any Third Party alleging that the Exploitation of a Licensed Product within the Territory to treat a human patient has caused injury, harm or death of such patient. For clarity, adverse events reported in the course of any clinical trial with respect to a Licensed Product are not considered litigation hereunder, unless a separate lawsuit with respect to such adverse event has been brought or threatened.
6.4.17
Neither Novartis nor its Affiliates are, either directly or indirectly (including through any Third Party contractor or through or in collaboration with any Third Party licensee), conducting any clinical trials of, or have filed an IND for, any compound whose mechanism of action includes B/CRAF inhibition (but, for clarity, excluding dabrafenib whose mechanism of action is inhibition of BRAF Class I mutations), other than the Licensed Compound.
6.4.18
Novartis will conduct its obligations under Article 5 in accordance with the level of professional, technical and business practices Novartis applies for products of similar nature and at a similar stage of development that are being Developed internally by Novartis.
Section 6.5
Disclaimer. Except as otherwise expressly set forth in this Agreement, the Licensed Compound and Licensed Products are licensed hereunder (“as is”). (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR ITS AFFILIATES; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, Novartis disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement, or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the Erasca under this Agreement. Nothing in this Agreement shall be construed as a representation made or warranty given by Novartis that it will be successful in prosecuting any Licensed Patents, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid.
Article 7.

INDEMNIFICATION
Section 7.1
Indemnification by Erasca. Erasca will indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnified Parties”) harmless from and against any Claims against them to the extent arising or resulting from:
7.1.1
actions by Erasca, its Affiliates and sublicensees, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of the Licensed Compound or Licensed Products, including, for the avoidance of doubt, all product liability claims (whether arising during Development or Commercialization) relating to the Licensed Compound or Licensed Products (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise) and the labelling of a Licensed Product for therapeutic use in combination with a Novartis Proprietary Compound after the Effective Date;
7.1.2
the negligence or willful misconduct of an Erasca Indemnitee in connection with activities under this Agreement; or
7.1.3
the breach of any of the obligations, covenants, warranties, or representations made by Erasca to Novartis under this Agreement;

provided, however, that Erasca will not be obliged to so indemnify, defend and hold harmless a Novartis Indemnified Party for any Claims for which Novartis has an obligation to indemnify Erasca Indemnitees pursuant to Section 7.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or a Novartis Indemnified Party.

Section 7.2
Indemnification by Novartis. Novartis will indemnify and hold Erasca, its Affiliates, and their respective officers, directors and employees (“Erasca Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:
7.2.1
the breach of any of the obligations, covenants, warranties or representations made by Novartis to Erasca under this Agreement;
7.2.2
the negligence or willful misconduct of a Novartis Indemnified Party in connection with activities under this Agreement; or

7.2.3
any activities conducted by Novartis or its Affiliates or licensees, and their respective employees, agents and subcontractors, (i) with respect to the Licensed Compound or Licensed Products prior to the Effective Date, or (ii) with respect to any Ongoing Clinical Trials, or any Active MTA, or its retained rights during the Term or after termination of this Agreement;

provided, however, that Novartis will not be obliged to so indemnify, defend and hold harmless the Erasca Indemnitees for any Claims for which Erasca has an obligation to indemnify Novartis Indemnified Parties pursuant to Section 7.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of the Erasca Indemnitees.

Section 7.3
Indemnification Procedure.
7.3.1
All indemnification claims in respect of a Erasca Indemnitee or a Novartis Indemnified Party will be made solely by Erasca or Novartis, respectively.
7.3.2
A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.
7.3.3
Subject to the provisions of Sections 7.3.4 and 7.3.5 below, the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [***] after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 7.3.4 below will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnified Party harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in Its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 7.3.5 below will govern.

7.3.4
Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; (iii) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party or otherwise limits or impairs the Indemnified Party’s rights under this Agreement. The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.
7.3.5
If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 7.3.3 or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
Section 7.4
Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary in order to mitigate any Claims (or potential losses or damages) under this Article 7. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
Section 7.5
LIMITATION OF DAMAGES. EXCEPT (i) IN THE EVENT OF FRAUD BY A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER Article 8, OR (ii)

TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 7, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, REMOTE, EXEMPLARY OR SPECULATIVE DAMAGES OR OTHER DAMAGES THAT ARE NOT REASONABLY FORESEEABLE.
Section 7.6
Insurance. At least [***] prior to the Initiation of any Clinical Trial by or on behalf of Erasca or its Affiliates, Erasca shall at its own expense procure and maintain during the Term (and for [***] thereafter) Clinical Trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent biotechnology or pharmaceutical companies engaged in clinical trials of products at the same stage conducted by Erasca. Additionally, at least [***] prior to First Commercial Sale, Erasca shall at its own expense procure and maintain during the Term (and for [***] thereafter) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Such insurance shall not be construed to create a limit of Erasca’s liability with respect to its indemnification obligations under this Article 7. Erasca shall provide Novartis with a certificate of insurance to evidence Erasca’s product liability insurance and to include Novartis is an additional insured or other evidence of such insurance, upon request. Erasca shall provide Novartis with written notice at least [***] prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects Novartis hereunder. Erasca will name Novartis as an additional insured party under such insurance policy, and will provide to Novartis at least [***] notice of any change or cancellation to Erasca’s insurance program.
Article 8.

CONFIDENTIALITY
Section 8.1
Confidential Information.
8.1.1
Confidential Information. Each Party and its Affiliates (“Disclosing Party”) may disclose to the other Party and its Affiliates (“Receiving Party”), and Receiving Party may receive or observe during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing that the Disclosing Party has received from Third Parties. All information and materials relating to the Licensed Compound shall be deemed the Confidential Information of Erasca during the Term and Erasca shall be deemed the Disclosing Party with respect to such information and materials. All information and materials disclosed by

Novartis hereunder and relating to any Novartis Proprietary Compounds shall be deemed the Confidential Information of Novartis.
8.1.2
Restrictions. During the Term [***], Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except as necessary for the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates and their employees or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1.2. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1.2. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.
8.1.3
Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party or its Affiliates (provided that this exception shall not apply to information and materials transferred or required to be transferred by Novartis to Erasca pursuant to Article 5); (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records (provided that this exception shall not apply to information and materials transferred or required to be transferred by Novartis to Erasca pursuant to Article 5).
8.1.4
Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(i)
in order to comply with applicable Law;
(ii)
in order to comply with court orders, government regulations, the inquiries of Regulatory Authorities or with legal or administrative proceeding;
(iii)
in connection with prosecuting or defending litigation, seeking, obtaining and maintaining Marketing Approvals and other Regulatory Filings and communications, and filing, prosecuting and enforcing patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement;

(iv)
in connection with filing or prosecuting Patent Rights as permitted by this Agreement;
(v)
in connection with an offering of securities or for compliance with securities law or rules of a securities exchange disclosure requirements if counsel determines that such disclosure is required;
(vi)
in connection with the performance of obligations relating to the Active MTAs or any compassionate use, named patient, or similar programs;
(vii)
to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder;
(viii)
to Sublicensees, collaborators, subcontractors, payors, consultants, agents and advisors (in each case either actual or prospective) on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive (except for the duration of such restrictions, which shall be no less than [***]) than those set forth in this Article 8; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.1.4(viii) to treat such Confidential Information as required under this Article 8;
(ix)
investors, acquirers, merger partners, investment advisors (including investment banks), and legal advisors (in each case either actual or prospective), each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 8 (except for the duration of such restrictions, which shall be no less than [***]); provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.1.4(ix) to treat such Confidential Information as required under this Article 8;
8.1.5
Novartis will also be entitled to publish with respect to the results of the Ongoing Clinical Trials and any associated pre-clinical research associated with Licensed Compound and/or Licensed Products, in its ordinary course, subject to prior review, comment and approval (not to be unreasonably withheld, delayed or conditioned) by Erasca (with the proposed publication to be provided to Erasca not less than [***] prior to intended submission). Erasca acknowledges that pursuant to the Active MTAs, certain Third Parties may have the right to publish information relating to Licensed Compound and/or Licensed Products without the prior review or approval of Novartis, and any such disclosure will not be deemed to be a breach of Novartis’ obligations of confidentiality. In the event that Novartis has rights to review or approve Third Party publications with respect to an Active MTA, the first sentence of this Section 8.1.5 shall apply to such publication as if Novartis were the publishing entity. Notwithstanding anything in this Agreement to the contrary, each Party will be entitled to disclose, without the consent of or any notification to the other Party, any pharmacovigilance information originating from itself, its Affiliates, and the other Party with Regulatory Authorities, investigators, ethical committees and internal review boards, and any other Third Parties that have a need to know such information according to each Party’s risk management and adverse event reporting requirements provided that such disclosure complies with applicable Law.
8.1.6
In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law, rules of a securities exchange or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, where available and reasonably practicable under the circumstances, assists in an attempt to object to or limit the required disclosure or to otherwise receive “confidential” or “trade secret” treatment with respect to relevant portions of such disclosure.
Section 8.2
Terms of this Agreement. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1.4. Except as required by Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld, conditioned or delayed. The Parties have agreed on an initial press release with respect to their execution of this Agreement, as set forth in Exhibit G. The Parties shall have the right to repeat any information disclosed in any press releases issued in accordance with this Section 8.2 in any subsequent press release or other public disclosure without first obtaining the approval of the other Party so long as such information remains accurate at the time of such disclosure.
Section 8.3
Publications.
8.3.1
Right to Publish. Subject to the provisions of Section 8.1, Erasca shall have the right to publish with respect to the Licensed Compound and Licensed Products in scientific publications, and to make scientific presentations on the Licensed Compound and Licensed Products. Any proposed public disclosure (whether written, electronic, oral or otherwise) by Erasca involving a Novartis Proprietary Compound shall be provided to Novartis at least [***] before publication for review and comment by Novartis; provided, that the foregoing shall not apply to disclosures relating to Combination Therapies involving a Novartis Proprietary Compound if any Person has previously disclosed any use or evaluation of such Combination Therapies. For clarity, any proposed public disclosure by Erasca involving a Novartis Proprietary Compound that contains MNPI shall be exempt from any prior disclosure requirement under this Section 8.3.1 and shall not be provided to Novartis before publication. Any proposed public disclosure (whether written, electronic, oral or otherwise) by Novartis relating to a Licensed Compound or a Licensed Product (including, without limitation, any Combination Therapy) shall require the prior written consent of Erasca, not to be unreasonably withheld, delayed or conditioned; provided, that the foregoing shall not apply to information which is in the public domain.
Section 8.4
Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants or plaintiffs in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.
Article 9.

TERM AND TERMINATION
Section 9.1
Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product(s) in the Territory. Upon expiration (but not termination) of this Agreement, the licenses granted to Erasca by Novartis under this Agreement to Exploit the Licensed Product(s) shall be fully paid-up, perpetual, and irrevocable.
Section 9.2
Termination for Cause.
9.2.1
Termination for Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under applicable Law or in equity, terminate this Agreement if the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations hereunder, and such breach or default shall have continued [***] (or, in the case of a payment breach, [***] after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Subject to Section 9.2.3, any such termination of this Agreement under this Section 9.2.1 shall become effective at the end of [***], unless the Breaching Party has cured such breach or default prior to the expiration of such cure period. If a non-payment related material breach or default is not susceptible to cure within the [***] cure period described above (the “Initial Breach Cure Period”) (even with the use of Commercially Reasonable Efforts), the Non-Breaching Party’s right to terminate this Agreement shall be suspended for up to an additional [***] (the “Additional Breach Cure Period”), only if the Breaching Party (a) during the Initial Breach Cure Period, provides a written plan that is reasonably calculated to effect a cure during the Initial Breach Cure Period or the Additional Breach Cure Period, and (b) the material breach or default is cured within the Initial Breach Cure Period or the Additional Breach Cure Period. During either the Initial Breach Cure Period or the Additional Breach Cure Period, either Party may require that the Executive Officers meet and confer in good faith to resolve such breach condition. The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 9.2.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.
9.2.2
Termination for an Insolvency Event. If an Insolvency Event occurs, (a) Erasca will give immediate (not longer than three business days’) notice to Novartis of such occurrence, and (b) Novartis will have the right to immediately terminate this Agreement by written notice to Erasca.
9.2.3
Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach or default, the Party that seeks to dispute that there has been a material breach or default may contest the allegation by providing notice to the Non-Breaching Party of such dispute within the applicable cure period and the Executive Officers shall then meet and confer in good faith to resolve such breach or default condition. The Executive Officers of the Parties shall, as soon as reasonably practicable after a Party’s notice of such dispute, meet and confer in good faith regarding such dispute at such time and place as mutually agreed upon by such Parties. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
Section 9.3
At Will by Erasca. Erasca may terminate this Agreement in its entirety at will, in its sole discretion, on not less than [***] prior written notice to Novartis.
Section 9.4
Effects of Termination. Upon the effective date of termination (but not expiration) of this Agreement:
9.4.1
All rights and licenses granted by Novartis to Erasca in Article 2 will terminate, and Erasca and its Affiliates, and (subject to Section 9.4.5) Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of any Licensed Compound or Licensed Products, except to the extent required to fulfill its obligations under this Section 9.4.
9.4.2
Erasca, its Affiliates and its Sublicensees shall have the right to sell off any Licensed Products that have been manufactured or are in the process of being manufactured at the time of termination, provided that such sales are made in the normal course consistent with Erasca’s past practice and Erasca continues to comply with all of its payment, reporting and audit obligations with respect to Licensed Products.
9.4.3
Upon Novartis’ written request, the Parties shall negotiate in good faith, for a period of [***] after the effective date of termination, the terms pursuant to which Erasca may grant to Novartis a license under Patent Rights, Know-How or other intellectual property rights (including, for clarity, trademarks) that are Controlled by Erasca and that are generated or arising in the course of activities conducted pursuant to this Agreement, that are necessary or reasonably useful to Exploit the Licensed Compound or Licensed Products (as they exist as of the effective date of such termination) in the Territory, for the purpose of Exploiting Licensed Products after the Term (excluding any active ingredients included therein that are not the Licensed Compound).
9.4.4
Notwithstanding anything to the contrary herein, (a) if a Clinical Trial of a Licensed Product has been Initiated at the time of termination, the terms of this Agreement shall continue to apply as necessary to accomplish a safe and orderly wind-down of the Clinical Trials, and (b) if a Licensed Product is being sold at the time of termination, the terms of this Agreement shall continue to apply as necessary to ensure that supply of such Licensed Products to patients is not interrupted as a result of such termination and all applicable provisions of this Agreement, including payment obligations, shall remain in place until such time as the Clinical Trials have been wound down and/or the Licensed Product is no longer sold.
9.4.5
Any sublicenses granted by Erasca or its Affiliates under the Licensed Technology prior to the effective date of termination of this Agreement shall upon reasonable written request by the relevant Sublicensee survive any such termination, provided that such Sublicensee is in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense, and further provided that in no event will Novartis be obligated to fulfill any of Erasca’s obligations under such sublicense.
9.4.6
Within [***] following the termination of this Agreement, each Party shall, at the request of the other Party, deliver to the other Party, or certify the destruction of, any and all tangible Confidential Information of the other Party in such Party’s possession, and to the extent reasonably practicable, remove Confidential Information of the other Party from all databases and systems. Notwithstanding the foregoing, each Receiving Party may retain copies of the Disclosing Party’s Confidential Information to the extent required by applicable Law or to the extent such Confidential Information is electronically archived in the ordinary course of the Receiving Party’s business. Any Confidential Information retained by the Receiving Party pursuant to this Section 9.4.6 shall remain subject to the obligations of non-disclosure and limitations on use set forth in this Agreement.
Section 9.5
Survival. In addition to this Section 9.5 and the termination consequences set forth in Section 9.4, the following provisions will survive termination or expiration of this Agreement: Article 1 (Definitions) (solely to the extent defined terms are used in otherwise surviving provisions), Section 2.3 (Retained Rights), Section 2.4 (No Implied Rights), Section 3.8 (Royalty Reporting and Payment), Section 3.9 (Currency Conversion), Section 3.12 (Taxes), Section 6.5 (Disclaimer), Section 7 (Indemnification), Section 8 (Confidentiality), Section 9.6 (Additional Rights and Remedies and Section 10 (Miscellaneous), to the extent applicable to the remaining surviving provisions,
Section 9.6
Additional Rights and Remedies. Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Except as set forth in this Article 9 and except for any provisions which by their terms survive expiration or termination of this Agreement, all other rights and obligations will terminate upon termination or expiration of this Agreement.
Article 10.

MISCELLANEOUS
Section 10.1
Entire Agreement; Amendment. This Agreement and all Exhibits and Schedules attached to this Agreement, along with the CTCSA and the Pharmacovigilance Agreements (collectively, the “Transaction Documents”) constitute the entire agreement between the Parties as to the subject matter hereof. For clarity, all confidential information exchanged pursuant to the aforementioned Confidentiality Agreement shall be included in Confidential Information and subject to the terms and conditions of this Agreement. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by the Transaction Documents. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.
Section 10.2
Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
Section 10.3
Independent Contractors. The relationship between Erasca and Novartis created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties, including for tax purposes. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.
Section 10.4
Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.
Section 10.5
Dispute Resolution.
10.5.1
In the event of a dispute under this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such a dispute within 30 days of the dispute being referred to them, either Party may require that the Parties forward the matter to the Executive Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve such dispute. If the Executive Officers cannot resolve such dispute within 30 days of the matter being referred to them, either Party will be free to initiate the arbitration proceeding outlined in Section 10.5.2 to resolve the matter.
10.5.2
Any disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, that remain unresolved pursuant to Section 10.5.1) will be resolved by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in New York City, New York, USA, in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with AAA rules; provided that each Party will within 15 days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators will together, within 30 days, select a third arbitrator as the chair of the arbitration panel, and each arbitrator will have significant experience in the biopharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator within such 30 day period, the third arbitrator will be appointed in accordance with AAA rules. The arbitrators will render their opinion within 120 days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages or to award costs and expenses of the proceeding or reasonable attorney’s fees to any Party under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators will be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.
10.5.3
Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitration.
10.5.4
Notwithstanding Section 10.5.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right covering the manufacture, use, importation, offer for sale or sale of any Licensed Compound or Licensed Products or of any trademark rights relating to any Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such Patent Right or trademark rights were granted or arose.

Section 10.6
Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Erasca:

Erasca, Inc.

3115 Merryfield Row, Suite 300

San Diego, CA 92121

Attention: Chief Executive Officer

With a copy to: General Counsel

With a copy, which shall not constitute notice to:

Latham & Watkins

12670 High Bluff Drive

San Diego, CA 92130

Fax: 858-523-5450

Attention: [***]

If to Novartis:

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel

Switzerland

Attn: Head NIBR Legal, Europe

With a required copy to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

And by e-mail to: [***]

With a copy, which shall not constitute notice to:

Arnold & Porter Kaye Scholer LLP
250 W 55th St
New York, NY 10019
Attention: [***]

And by e-mail to: [***] and [***]

Section 10.7
Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
Section 10.8
Non-Use of Names. Novartis shall not use the name, trademark, logo, or physical likeness of Erasca or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Erasca’s prior written consent. Novartis shall require its Affiliates to comply with the foregoing. Erasca shall not use the name, trademark, logo, or physical likeness of Novartis or any of its Affiliates or its or their officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Novartis’ prior written consent. Notwithstanding the foregoing, Erasca shall be entitled to use the name, trademark and logo of Novartis in presentation materials solely for purposes of identifying Novartis as Erasca’s licensor.
Section 10.9
Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party to which this Agreement relates, without the prior consent of the non-assigning Party but with written notice to such non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.9 shall be null and void.
Section 10.10
Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.
Section 10.11
No Third Party Beneficiaries. Except as expressly provided with respect to Novartis Indemnified Parties and Erasca Indemnitees in Article 7, nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
Section 10.12
Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.
Section 10.13
Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” (or cognates thereof) as used herein shall mean including (or the cognate thereof), without limiting the generality of any description preceding such term. The term “will” as used herein means “shall.” All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York.
Section 10.14
Equitable Relief. Each Party acknowledges that a breach by it of the provisions of Article 4 or Article 8 of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Article 8 of this Agreement by the other; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.
Section 10.15
Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, pandemics, epidemics, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions or acts of God (each being a “Force Majeure Event”); provided, however, that the affected Party promptly notifies the other Party in writing; and provided further, however, that the affected Party shall continue performance with reasonable dispatch whenever such causes are removed. Notwithstanding the foregoing, if such a Force Majeure Event induced delay or failure of performance continues for a period of more than three consecutive months, either Party may terminate this Agreement upon written notice to the other Party.
Section 10.16
Further Assurances. Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
Section 10.17
Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or.pdf or other electronically transmitted documents.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ERASCA, INC.

By: /s/ Jonathan Lim, M.D.

Name: Jonathan Lim, M.D.

Title: Chairman and CEO

NOVARTIS PHARMA AG

By: [***]

Name: [***]

Title: [***]

By: [***]

Name: [***]

Title: [***]